As filed with the Securities and Exchange Commission on October 31, 1994


                                                       Registration No. 33-54925

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Form S-1, Amendment
                                No. 3 to Form S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                UNITED INNS, INC.
             (Exact name of registrant as specified in its charter)
                                      7011
                          (Primary Standard Industrial
                           Classification Code Number)

           DELAWARE                                             58-0707789
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                         SUITE 2300, 5100 POPLAR AVENUE
                            MEMPHIS, TENNESSEE 38137
                                 (901) 767-2880
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                             AUGUSTUS B. RANDLE, III
                          SECRETARY AND GENERAL COUNSEL
                                UNITED INNS, INC.
                         SUITE 2300, 5100 POPLAR AVENUE
                            MEMPHIS, TENNESSEE 38137
                                 (901) 767-2880
            (Name,address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 With Copies to:

                                  ROY KEATHLEY
             HEISKELL, DONELSON, BEARMAN, ADAMS, WILLIAMS & CALDWELL
                          2000 FIRST TENNESSEE BUILDING
                               165 MADISON AVENUE
                            MEMPHIS, TENNESSEE 38103
                                 (901) 526-2000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               UNITED INNS, INC.

         Cross-Reference Sheet for Registration Statement on Form S-1

ITEMS OF FORM S-1                           PROSPECTUS CAPTION OR LOCATION

Part I.  INFORMATION REQUIRED IN PROSPECTUS

Item 1.     Forepart of the Registration    Facing Page, Cross-Reference Sheet,
            Statement and Outside Front     Outside Front Cover Page of
            Cover Page of Prospectus        Prospectus

Item 2.     Inside Front and Outside Back   Inside Front Cover Page, Outside
            Cover Pages of Prospectus       Back Cover Page

Item 3.     Summary Information, Risk       Summary
            Factors and Ratio of Earnings
            to Fixed Charges

Item 4.     Use of Proceeds                 Use of Proceeds

Item 5.     Determination of Offering       Front Cover Page of Prospectus,
            Price                           Summary

Item 6.     Dilution                        Not applicable

Item 7.     Selling Security Holders        Selling Shareholders

Item 8.     Plan of Distribution            Front Cover Page of Prospectus,
                                            Summary, Selling Shareholders

Item 9.     Description of Securities       Description of UII Capital Stock

Item 10.    Interests of Named Experts      Legal Matters, Experts
            and Counsel

Item 11.    Information with Respect to     Summary, Five Year Summary of
            the Company                     Selected Consolidated Financial
                                            Data, Management's Discussion and
                                            Analysis of Financial Condition and
                                            Results of Operations, Business,
                                            Market for the Company's Common
                                            Equity and Related Stockholder
                                            Matters, Management, Principal
                                            Shareholders

Item 12.    Disclosure of Commission        Not applicable
            Position on Indemnification
            for Securities Act
            Liabilities

                                   PROSPECTUS

                                UNITED INNS, INC.

                          60,000 SHARES OF COMMON STOCK

     This Prospectus relates to 60,000 shares of the common stock, $1.00 par value per share ("Common Stock") of United Inns, Inc. ("UII" or the "Company"), including 35,000 shares which may be issued upon exercise of options as described herein (the "Option Shares"). The 60,000 shares of Common Stock that are offered for resale hereby are collectively referred to as the "Shares."
The Shares may be offered by certain shareholders of UII (the "Selling Shareholders") from time to time in transactions in the market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Sale of the Shares."

     The Selling Shareholders listed in the table on page 3 acquired the Shares and will acquire the Option Shares in connection with that certain Consulting Agreement by and between UII and Geller & Co., an Illinois corporation dated August 13, 1993 (the "Consulting Agreement"). See "The Consulting Agreement."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by UII. UII will bear all expenses (other than selling commissions and fees) in connection with the registration of the Shares being offered by the Selling Shareholders.

     The outstanding shares of Common Stock are included for quotation on the New York Stock Exchange ("NYSE"). The last reported sale price of UII Common Stock on the NYSE on November __, 1994 was $____ per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------
                            Price to public    Underwriting discounts    Proceeds to Selling
                                               and commissions           Shareholders
- --------------------------------------------------------------------------------------------
Per share of Common Stock   $                  $                         $
- --------------------------------------------------------------------------------------------
Total                       $                  $                         $
- --------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UII OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UII SINCE THE DATE HEREOF.

                      _____________________________________


                THE DATE OF THIS PROSPECTUS IS NOVEMBER __, 1994

                              Table of Contents

                                                                          Page

Available Information                                                      2

Summary                                                                    3

Five Year Summary of Selected Consolidated Financial Data                  4

Management's Discussion and Analysis of                                    5
  Consolidated Financial Condition and
  Results of Operations

Business                                                                  11

Market for the Company's Common Equity                                    14
  and Related Stockholder Matters

Management                                                                15

Principal Shareholders                                                    18

Selling Shareholders                                                      19

Sale of the Shares                                                        19

The Consulting Agreement                                                  19

Description of UII Capital Stock                                          19

Use of Proceeds                                                           19

Legal Matters                                                             19

Experts                                                                   19

Index to Consolidated Financial Statements

                              AVAILABLE INFORMATION

     UII is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The UII Common Stock is included for quotation on the NYSE, the Pacific Stock Exchange, Incorporated and the Philadelphia Stock Exchange, Inc. and such reports, proxy statements and other information concerning UII should be available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the offices of the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco,
California 94104; and the offices of the Philadelphia Stock Exchange, Inc., Philadelphia Stock Exchange Building, 1900 Market Street, Philadelphia, Pennsylvania 19103. This Prospectus is part of a Registration Statement filed and effective under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be sold. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                    SUMMARY

     The following information is qualified in its entirety by reference to the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read the Prospectus in its entirety.

The Company

     UII is a Delaware corporation which, since 1956, through its subsidiaries primarily owns and operates hotels. For the most part, UII engages in the operation of hotels under Holiday Inns, Inc. licenses. UII currently operates 26 hotels: 8 in Atlanta, Georgia; 6 in Houston, Texas; 4 in Jackson, Mississippi; 3 in Dallas, Texas; 2 in Colorado Springs, Colorado; 1 each in Flagstaff and Scottsdale, Arizona; and Santa Barbara, California.

The Offering

     Securities offered ....... 60,000 shares by Selling Shareholders

     Proceeds.................. None of the proceeds from the sale of Shares by the Selling Shareholders will be received by the Company. However, at the time the Option Shares are issued pursuant to the exercise of the options, the Company will receive $159,250.

Market for the Company's Stock

     The Company's Common Stock is listed on the NYSE. The last reported sale price of the Common Stock on the NYSE on November __, 1994 was $____ per share.

FIVE YEAR SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data which should be read in conjunction with the Company's consolidated financial statements and related notes and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The selected consolidated financial data for as of September 30, 1993 and 1992 and for each of the years in the three year period ended September 30, 1993, 1992 and 1991 have been derived from, and are qualified by reference to, audited financial statements included elsewhere herein. The selected consolidated financial data as of and for the nine months ended June 30, 1994 and 1993 have been derived from the unaudited consolidated financial statements of the Company and its subsidiaries. Such unaudited consolidated financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for those interim periods.

    (in thousands except per share data, rooms in operation and percentages)

                                                     NINE MONTHS ENDED                FISCAL YEAR ENDED SEPTEMBER 30
                                                     JUNE 30,              ----------------------------------------------------
                                                       1994      1993        1993       1992       1991       1990       1989
                                                     --------  --------    --------   --------   --------   --------   --------
    OPERATING RESULTS:
    Revenues........................................ $ 67,792  $ 68,683    $ 92,923   $ 99,161   $112,591   $120,924   $116,088
                                                     --------  --------    --------   --------   --------   --------   --------
    Costs and expenses..............................   54,599    57,932      76,389     84,376     95,709     97,708     98,393
    Depreciation....................................    6,739     6,660       9,031      9,939     11,159     11,319     11,597
    Interest and financing..........................    7,307     7,482       9,946      9,803     13,943     15,968     16,613
    Minority interest...............................       61        55          54         39         91        109       (243)
                                                     --------  --------    --------   --------   --------   --------   --------
                                                       68,706    72,129      95,420    104,157    120,902    125,104    126,360
                                                     --------  --------    --------   --------   --------   --------   --------
    Income (loss) from continuing operations........     (914)   (3,446)     (2,497)    (4,996)    (8,311)    (4,180)   (10,272)
    Gain (loss) from property dispositions..........   (6,287)    1,406       1,251     (3,634)                8,319      2,460
    Loss contingency................................                                       388     (1,718)               (7,044)
                                                     --------  --------    --------   --------   --------   --------   --------
    Income (loss) from continuing operations
     before income taxes............................   (7,201)   (2,040)     (1,246)    (8,242)   (10,029)     4,139    (14,856)
    Income taxes....................................   (2,255)     (630)       (430)    (3,291)    (3,317)     4,741     (5,222)
                                                     --------  --------    --------   --------   --------   --------  ---------
    Income (loss) from continuing operations........   (4,946)   (1,410)       (816)    (4,951)    (6,712)      (602)    (9,634)
    Discontinued operations
     Income (loss) from operations of
      (net of applicable income taxes)
       Furniture Manufacturing......................                                                             139      1,022
     Gain on disposal of business segments
      (net of applicable income taxes)..............                                                           4,329
                                                     --------  --------    --------   --------   --------   --------   --------
    Net income (loss) before extraordinary item.....   (4,946)   (1,410)       (816)    (4,951)    (6,712)     3,866     (8,612)
    Extraordinary item-gain on settlement
     of debt (net of applicable income taxes).......                                     1,907
                                                     --------  --------    --------   --------   --------   --------   --------
     Net income (loss).............................. $ (4,946) $ (1,410)   $   (816)  $ (3,044)  $ (6,712)  $  3,866   $ (8,612)
                                                     --------- ---------   --------   --------   --------   --------   --------
                                                     --------- ---------   --------   --------   --------   --------   --------
    Per share of common stock
     Income (loss) before discontinued operations... $  (1.87) $  (0.53)   $  (0.31)  $  (1.87)  $  (2.54)  $  (0.23)  $  (3.65)
     Income (loss) from discontinued operations.....                                                            0.05       0.39
     Gain (loss) on disposal of business segments...                                                            1.64
     Extraordinary item.............................                                      0.72
                                                     --------  --------    --------   --------   --------   --------   --------
      Net income (loss)............................. $  (1.87) $  (0.53)   $  (0.31)  $  (1.15)  $  (2.54)  $   1.46   $  (3.26)
                                                     --------- --------    --------   --------   --------   --------   --------
    Dividends per share............................. $   0.00  $   0.00    $   0.00   $   0.00   $   0.00   $   0.00   $   0.00
                                                     --------  --------    --------   --------   --------   --------   --------
    Average number of shares outstanding............    2,641     2,641       2,641      2,641      2,641      2,641      2,641
                                                     --------  --------    --------   --------   --------   --------   --------
    OTHER INFORMATION:
    Total assets.................................... $137,532  $147,528    $146,733   $152,517   $162,085   $198,592   $193,469
                                                     --------  --------    --------   --------   --------   --------   --------
    Property and equipment..........................   96,294   115,017     116,306    120,401    135,685    157,628    153,276
                                                     --------  --------    --------   --------   --------   --------   --------
    Long-term debt..................................   91,691   101,250     101,165    101,603    104,551    121,771    127,628
                                                     --------  --------    --------   --------   --------   --------   --------
    Shareholder' equity.............................   16,024    20,377      20,970     21,786     24,831     31,543     27,678
                                                     --------  --------    --------   --------   --------   --------   --------
    Book value per share............................ $   6.07  $   7.72    $   7.94   $   8.25   $   9.40   $  11.94   $  10.48
                                                     --------  --------    --------   --------   --------   --------   --------
    % of shareholders' equity to total assets.......     11.7%     13.8%       14.3%      14.3%      15.2%      15.9%      14.3%
                                                     --------  --------    --------   --------   --------   --------   --------
    Ratio of total liabilities to stockholders'
     equity.........................................    7.6:1     6.2:1       6.0:1      6.0:1      5.6:1      5.3:1      6.0:1
                                                     --------  --------    --------   --------   --------   --------   --------
    Rooms in operation..............................    6,753     7,095       7,095      7,489      8,629      8,675      8,745
                                                     --------  --------    --------   --------   --------   --------   --------
    Occupancy.......................................     52.9%     50.4%       51.7%      48.7%      49.7%      58.6%      56.8%
                                                     --------  --------    --------   --------   --------   --------   --------
    Average Daily Room Rate......................... $  54.78  $  51.61    $  51.91   $  50.35   $  51.40   $  47.64   $  45.92
                                                     --------  --------    --------   --------   --------   --------   --------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

     Historically cash flow from operations and sales of surplus assets have been the primary sources of liquidity for the Company.

     The Company reported cash flow from operating activities for the first nine months of fiscal 1994 in the amount of $4.9 million, a compared with $2.6 million for the same period in 1993. Total cash flow for fiscal year to date 1994 was $2.4 million, as compared with a deficit of $1.2 million for the 1993 nine month period.

     In the third quarter of fiscal 1994 sales proceeds of $1.1 million were received from the sale of a hotel in Houston which had been closed since 1988.

     During second quarter of fiscal 1994 sales proceeds of $2.0 million were received from the sale of surplus vacant land in Atlanta and a former car wash site in Dallas.

     During the first nine months of fiscal 1993, the Company realized net sales proceeds of $3.2 million on the sale of a hotel and five operating car wash units.

     During the first nine months of fiscal 1994 the Company expended $3.4 million on capital expenditures, consisting principally of renovation projects on nine hotels and television replacements at twelve hotels. Funding of these expenditures was accomplished with $.7 million in installment sales contracts; $.8 million from restricted cash deposits; with the remaining $1.9 million provided from operating cash flows.

     Available proceeds, provided by the sale of a hotel subsequent to the close of the third quarter of fiscal 1994, amounting to $8.1 million were applied to payment of outstanding debt on the property sold and other properties included in a loan agreement with one of the Company's major lenders. Retirement of this debt will result in an annual interest savings of $590,000 for the term of the agreement, which matures on September 30, 1997.

     With improving cash flows and sale of targeted properties, the Company believes short term cash flow needs for working capital and renovation programs will be provided.

     Cash flow from operating activities for fiscal 1993 was $5.2 million, an increase of $1.1 million over the 1992 level of $4.1 million.

     During fiscal 1993 the Company expended $6.7 million on capital expenditures, consisting principally of expenditures on renovation projects on eight hotels. Included in these, are three projects converting existing full service Holiday Inn hotels to Holiday Inn Express hotels, Holiday Inn Worldwide's limited service hotel. Funding of the expenditures was accomplished with $.9 million in a purchase money note and installment sales contracts;
$1.4 million from restricted cash deposits; and the remaining $4.4 million was provided from operating cash flow.

     During fiscal 1993 the Company sold its five car wash units located in Memphis, realizing net proceeds of $1.0 million and receipt of a six year note of $.3 million. Also during fiscal 1993 a hotel located in Houston and a car wash site in Atlanta were sold resulting in net proceeds of $2.1 million and $.1 million, respectively.

     During fiscal year 1993 the purchaser of a hotel in fiscal 1992 elected to take a prepayment discount on a $1.0 million purchase money note with a payment of $.5 million cash.

     During fiscal year 1993 $1.0 million was deposited to restricted cash accounts held to fund capital expenditures on six of the Company's hotel properties. These deposits are reflected in the caption "Other investing activities" of the Consolidated Statement of Cash Flows.

     With improved cash flows and sale of targeted properties, the Company believes short term cash flow needs for working capital and renovation programs will be provided. Three renovation programs were in process at fiscal year end with anticipated remaining expenditures of less than $.5 million to complete.

     During fiscal 1994 the Company expects to complete its program of replacement of a major portion of the television sets in its hotels which was started in fiscal 1993. Additionally, the Company plans to begin a two year program of replacement of all guest room door locks with modern technology electronic door locks and selective replacement of telephone systems in several of its hotels. Estimated costs for these projects during fiscal 1994 are from $1.6 million to $1.8 million, which are to be financed through lease purchase contracts and available cash. The Company has budgeted a moderate sum of $1.5 million to $2.0 million during fiscal 1994 for minor refurbishment projects and an additional $.5 million for completion of renovations in progress at three of its hotels. Funds for these renovations and the normal ongoing replacement of furnishings and equipment in the hotels are expected to be provided from available cash, restricted capital funds and cash flow. Timing of work on other longer term projects could be advanced should additional funds become available from sale of unused land parcels.

     The Company, as part of its asset management policy, analyzes its properties on a continuing basis to evaluate their market potentials as to location, guest requirements and brand affiliation. These evaluations are intensified when approaching significant decision points such as franchise and lease expiration dates. In the past the evaluation process has resulted in relicensing with same brand affiliation, change of brand affiliation, or disposal through sale or nonrenewal of property lease.

     In fiscal 1994 the Company will analyze two properties with leases which expire at the end of fiscal 1994 and early fiscal 1995 with the intention of renegotiating more favorable terms to allow the Company to continue its lessee position, or secure management contracts to operate the properties for the lessor. If the Company fails to secure more favorable terms, the Company will probably allow these leases to expire. During fiscal 1993 the combined gross revenue was $5.5 million and the combined net loss was $214,000 for these two hotels.

     The Company holds seven unused land parcels, one closed hotel, and five car wash sites of which all except one land parcel are available for sale.

Results of Operations

     The following table sets forth for the periods indicated, percentages which certain items reflected in the financial data bear to total revenues of the Company and the percentage increase or decrease in amounts of such items as compared to the indicated prior period:

                                                       Relationship to Total Revenues                       Period to Period
                                                                 Year Ended                             Increase     (Decrease)
                                                                September 30                                  Years Ended
                                                  ----------------------------------------             -------------------------
                                                     1993         1992            1991                  1993-92        1992-91
                                                  ----------   -----------     -----------             ----------    -----------
 Revenues:
 Rooms                                                 76.2 %        71.9 %          70.4 %                 (0.8)%        (10.1)%
 Restaurants                                           17.2          18.0            18.4                  (10.4)         (13.6)
 Car washes                                             1.6           5.1             6.0                  (70.0)         (24.6)
 Telephone & Sundry                                     5.0           5.0             5.2                   (6.0)         (16.1)
                                                  ----------   -----------     -----------
   Total Revenues                                     100.0         100.0           100.0                   (6.3)         (11.9)
                                                  ----------   -----------     -----------
 Operating costs and expenses:
 Direct: *
   Rooms                                               66.9          69.2            68.8                   (4.1)          (9.5)
   Restaurants                                        100.4         101.3           102.3                  (11.2)         (14.4)
   Car washes                                         109.1          88.2            93.7                  (62.9)         (29.0)
   Telephone and sundry                                41.6          42.5            40.6                   (7.8)         (12.2)
 Marketing, administrative and general                 10.1          10.4            10.1                   (9.3)          (8.9)
 Depreciation                                           9.7          10.0             9.9                   (9.1)         (10.9)
                                                  ----------   -----------     -----------
   Total operating costs and expenses:                 91.9          95.1            94.9                   (9.4)         (11.7)
                                                  ----------   -----------     -----------
 Operating income                                       8.1           4.9             5.1                   54.8          (15.3)

   Interest expense                                   (10.7)         (9.9)          (12.4)                  (1.5)          29.7
   Minority interest                                   (0.1)          0.0            (0.1)                 (39.6)          57.4
   Gain (loss) on disposition of assets                 1.3          (3.7)            0.0                  134.4            0.0
   Loss contingency                                     0.0           0.4            (1.5)                (100.0)         122.6
                                                  ----------   -----------     -----------
 Income (loss) from operations
   before income taxes                                 (1.4)         (8.3)           (8.9)                  84.9           17.8
 Income taxes (credit)                                 (0.5)         (3.3)           (2.9)                  86.9            0.8
                                                  ----------   -----------     -----------             ----------    -----------
 Income (loss) before extraordinary item               (0.9)         (5.0)           (6.0)                  83.5           26.2
 Extraordinary item-gain on
   settlement of debt (net of applicable taxes)         0.0           1.9             0.0                 (100.0)           0.0
                                                  ----------   -----------     -----------             ----------    -----------
 Net income (loss)                                     (0.9)%        (3.1)%          (6.0)%                 73.2 %         54.6 %
                                                  ----------   -----------     -----------             ----------    -----------
                                                  ----------   -----------     -----------             ----------    -----------
 *   Percentages of direct costs and expenses are expressed as a percentage of the applicable revenue item, e.g. Direct-Rooms is stated as a percentage of Rooms Revenue, consequently, the sum of percentages of the Operating Costs and Expenses will not equal Total Operating Costs and Expenses.

Nine Months Ended June 30, 1994 Compared to Nine Months Ended June 30, 1993

REVENUES - total revenues for the nine months ended June 30, 1994 decreased by $.9 million over the corresponding period ended June 30, 1993. Decreased revenues resulted from decreased car wash revenues of $.5 million as compared with the same period of fiscal 1993, influenced by the fact that only one car wash unit was operated during the 1994 nine months period. In fiscal 1993 six other car wash units were operated for just over two months of that year. Five were sold in early December, 1992 and one other unit was closed.

Although gross hotel revenues declined by $.4 million for the nine months of fiscal 1994, gross revenues attributable to two hotels which were disposed of in fiscal 1993 amounted to $1.5 million. The Company's most important revenue element, hotel room revenue, improved by $.7 million for the nine months, however same hotel room revenue increased by $2.0 million.

Following is a table comparing room revenues, relative occupancy levels and average daily room rates (ADR) of the twenty-eight hotels remaining in the system for the nine months and quarter ended June 30:

                         NINE MONTHS                 QUARTER
                  ------------------------  -------------------------
                      1994         1993          1994        1993
                  -----------  -----------  -----------  -----------
    Room Revenue  $52,463,000  $50,490,000  $18,956,000  $18,626,000

    Occupancy           52.89%       50.95%       56.55%       55.97%

    ADR                $54.78       $51.86       $55.19       $52.20

Food and beverage and sundry revenues decreased by $1.1 million for the nine months and decreased by $.4 million for the quarter from the same periods last year. Decreased other revenues attributable to the two hotels disposed of were $.3 million and $.1 million for the respective periods.

OPERATING COSTS AND EXPENSES - total operating costs and expenses decreased by $3.3 million for the nine month period and decreased by $1.2 million for the quarter ended June 31, 1994. The reduction attributable to the two hotels which were disposed of was $1.8 million for the nine months and $.4 million for the quarter. Additionally, operating costs and expenses of the car washes decreased by $.9 million for the nine months and by $.1 million for the quarter.

GAIN ON DISPOSITION OF ASSETS - subsequent to the close of the third quarter an operating hotel located in Houston was sold at a loss of $6.64 million. The carrying value of the property was adjusted to its net realizable value and the loss was recognized in the third quarter. Additionally, another hotel located in Houston, which had been closed since 1988 was sold at a loss of $540,000. A gain of $.9 million was recognized upon the sale during the second quarter of fiscal 1994 of an unimproved tract of land in Atlanta and a former car wash unit in Dallas. During second quarter of fiscal 1993 the Company reported a gain of $1.2 million on the sale of a hotel in Houston, and recognized a deferred gain of $.2 million on the pay off of a note from a prior year hotel sale.

INCOME TAXES - effective October 1, 1993 the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards ("FAS") No. 109, "Accounting for Income Taxes". As permitted under the new rule, prior years' financial statements have not been restated. The cumulative effect of adopting this statement as of October 1, 1993 was immaterial to net earnings. The effective tax rates for the 1994 nine months period was a tax credit of 31.3%, compared with a credit of 30.9% for the same period last year. For the quarters, the effective tax rate was a credit of 32.9% for 1994 as compared with a tax expense of 166.4% for the 1993 third quarter. The combined effect of several factors during the third quarter of fiscal 1993 resulted in the abnormally high effective tax rate:

           *  There was a near breakeven income before tax ($96,000)

           * Taxable income was earned in states with state income taxes while losses were incurred in states having no state income taxes

           * Provision was made for $70,000 alternative minimum federal taxes during the quarter

           * $73,000 in nondeductible expenses were reflected in income before taxes

1993 Compared to 1992

REVENUES - total revenues for fiscal 1993 were $92.9 million, or a decrease of $6.2 million from those reported in 1992. Dispositions of hotels, five in fiscal 1992, and two in fiscal 1993, affected the net change in revenues markedly. Additionally, in fiscal 1992 seventeen car wash units were in operation at the beginning of that year, while only seven were in operation at the close of the year. In fiscal 1993 five of the units were sold in early December 1992 and one was closed in May 1993.

Following is a table reflecting the various elements of the net change in revenue:

                                                   In Millions
                                                     Increase
                                                    (Decrease)
                                                  --------------
     Currently operating 28 hotels                  $   2.9
     Hotels disposed of                                (5.6)
     Car wash units                                    (3.5)
                                                    --------
          Net change in revenue                     $  (6.2)
                                                    --------
                                                    --------

Following is a table comparing the Company's most significant revenue element, room revenues, and relative occupancy levels and average daily room rates (ADR) of the 28 hotels remaining in the system at fiscal year end:

                             1993           1992
                         ------------   ------------
     Room revenue        $ 69,447,000    $65,720,000
     Occupancy                52.17%         50.59%

     ADR                     $52.11         $50.78

OPERATING COSTS AND EXPENSES - total operating costs and expenses decreased by $8.9 million in fiscal 1993 as compared with fiscal 1992. The reduction of operating costs and expenses attributable to the seven hotels which were disposed of was $6.9 million. Additionally, operating costs and expenses of the car washes decreased by $3.4 million.

INTEREST EXPENSE - while the net change in interest expense for fiscal 1993 was an increase of only $143,000, two factors are worthy of note in this comparison. Interest expense attributable to the seven hotels which were disposed of reflected a decrease of $1.1 million. In 1992 there was a $1.8 million credit for interest forbearance in the renewal of $42.3 million in first mortgage debt.

GAIN (LOSS) ON DISPOSITION OF ASSETS - a gain of $1.2 million was recognized on the sale of a hotel in Houston. A deferred gain of $.2 million was recognized when the purchaser of a hotel during fiscal 1992 prepaid the outstanding purchase money note. A loss of $.2 million was recorded upon the termination of a lease on a hotel in Dallas.

PROVISION FOR INCOME TAXES - the effective tax rate for 1993 was a net credit of 34.5% resulting principally from recognition of Federal income tax benefits in 1993 through the elimination of net deferred tax credits. A detailed reconciliation of the effective tax rate with statutory rates is set out in
Note 2 of Notes to Consolidated Financial Statements.

1992 Compared to 1991

REVENUES - total revenues for fiscal 1992 decreased by $13.4 million from those reported in fiscal 1991. Decreased revenues resulted primarily from decreased hotel room revenue of $8.0 million. Reduced hotel room revenues attributable to the hotels which were disposed of were $6.2 million. Following is a table comparing relative occupancy and average daily room rates of the thirty hotels remaining in the system at fiscal year end:

                                   1992           1991
                              -------------  -------------
     Room revenue             $ 68,016,000   $ 69,856,000
     Occupancy                     50.01%         50.81%

     ADR                          $50.38         $51.54

Additionally, combined food and beverage, and telephone and sundry revenues of the hotels decreased by $3.4 million, and car wash revenues decreased by $1.6 million.

OPERATING COSTS AND EXPENSES - total operating costs and expenses decreased by $12.6 million in fiscal 1992 as compared with fiscal 1991. Hotel operating costs and expenses were decreased by $10.5 million The reduction of operating costs and expenses attributable to the hotels which were disposed of was $7.7 million. Additionally, operating costs and expenses of the car washes decreased by $2.2 million.

INTEREST EXPENSE - net decreased interest and financing costs of $4.1 million were realized, with $1.8 million of the decrease attributable to interest forbearance in the renewal of $42.3 million in first mortgage debt. Additionally there was a $1.3 million reduction of interest cost related to the two properties conveyed to the lender in the second quarter of fiscal 1992.

GAIN (LOSS) FROM PROPERTY DISPOSITIONS - the sale of two hotels located in Atlanta and Jacksonville, Florida combined with the termination of a lease in Jackson, Mississippi resulted in a reported net gain of less than $20,000. A loss of $1.2 million was recognized upon the demolition of a closed hotel in Dallas, representing a write off of the book value of the improvements of $1.0 million and $.2 million in demolition costs. Also included in this caption was the write off of $.4 million of unfunded prior year losses of the joint venture partner upon the Company's exercise of a purchase option of the joint venturer's interest in a hotel located in Atlanta.

LOSS CONTINGENCY - a loss contingency of $1.7 million was provided at fiscal year end, September 30, 1991, estimating the loss to be recognized upon the conveyance of two hotels to the lender in partial settlement of related mortgage debt of $17.4 million. Upon completion of the conveyance in March, 1992 the actual loss recognized was $1.3 million, resulting in a credit adjustment to the loss contingency of $ .4 million.

PROVISION FOR INCOME TAXES - the effective tax rate for 1992 was a net credit of 41.9% resulting principally from recognition of Federal income tax benefits in 1992 through the elimination of net deferred tax credits. A detailed reconciliation of the effective tax rate with statutory rates is set out in
Note 2 of Notes to Consolidated Financial Statements.

                                    BUSINESS

     UII is a Delaware corporation which, since 1956, through its subsidiaries primarily owns and operates hotels. For the most part, UII engages in the operation of hotels under Holiday Inns, Inc. licenses. UII currently operates 26 hotels: eight in Atlanta, Georgia; six in Houston, Texas; four in Jackson, Mississippi; three in Dallas, Texas; two in Colorado Springs, Colorado; one each in Flagstaff and Scottsdale, Arizona; and Santa Barbara, California.
All hotels are equipped with year round temperature control, a swimming pool, telephone and free television in each room, 24-hour switchboard service, wall-to-wall carpeting, on-premises parking and free advance reservation services. All hotels contain restaurants operated by UII and sell liquor, except for the three Hampton Inns located in Jackson, Mississippi; Atlanta, Georgia; and Houston, Texas; the Days Inn Dallas Regal Row; the two Holiday Inn Express properties located in Atlanta, Georgia and one property in Colorado Springs, Colorado, which are limited service hotels located within line of sight of various food and beverage facilities.

     During fiscal year 1993, the Company sold the Days Inn, I-10 Katy West located in Houston, Texas.

    During fiscal year 1993, the Company terminated its property lease and ceased to operate the former Holiday Inn Park Central in Dallas, Texas.

    During fiscal year 1993, the Company converted three (3) full service Holiday Inn hotels to the limited service brand, Holiday Inn Express. These hotels were the I-85 Northcrest and I-20 East hotels located in Atlanta, Georgia and the Colorado Springs Central hotel in Colorado Springs, Colorado.

     During fiscal year 1993, the Company converted the Holiday Inn San Jose Airport to a limited service Super 8 Motel.

     During fiscal year 1993, the Company converted the Holiday Inn Scottsdale to a full service Howard Johnson Hotel.

     UII also owns and operates a Mr. Pride Car Wash in Houston, Texas. The car wash center uses modern semi-automatic car washing equipment. Automobiles are pulled by a conveyor through a series of washing, rinsing and drying cycles. The unit is operated on leased property with a lease expiration date of October 31, 1995. Additionally, UII owns several closed car wash units and an undeveloped leased site which are being held for disposition.

     Additionally, the Company owns several closed car wash units and an undeveloped leased site which are being held for disposition.

     During fiscal year 1993, the Company sold its interest in five (5) car wash units in Memphis, Tennessee.

     During fiscal year 1993, the Company closed one (1) car wash unit in Houston, Texas.

     There has been no significant changes in the kinds of products produced or services rendered by UII or in the markets or methods of distribution since the beginning of the fiscal year, October 1, 1993. UII currently has no new hotel developments underway or planned.

     At June 30, 1994, UII had consolidated total assets of approximately $137 million and stockholders' equity of $16 million.


     The principal executive offices of UII are located at Suite 2300, 5100 Poplar Avenue, Memphis, Tennessee 38137, and its telephone number is (901) 767-2880.

     The Company's businesses are highly competitive. The hotels are in competition with hotels and other motels within their immediate area. Due to the highly competitive nature of the lodging industry, the Company is required to make continuing expenditures for modernizing, refurnishing and maintaining existing facilities.

     The Company's business is not materially dependent upon a single or few customers, the loss of whom would have a material adverse effect on the business of the Company.

     The license agreements that have been issued by Holiday Inns, Inc., Hampton Inns, Days Inns of America Franchising, Inc., Ramada, Inc., and Howard Johnson Franchise Systems, Inc. to the Company are considered to be of considerable importance. The Company has location licenses for its properties. The original license agreement for new hotels is generally for a period of twenty
(20) years. License agreements for hotel conversions are generally issued for periods of ten (10) to fifteen (15) years. The Company may request license extensions from its licensors prior to the end of the term of the license.
Each license is terminable by licensors for cause, including failure to conform to certain minimum standards.

     An insignificant sum was spent by the Company during each of the last two fiscal years on research activities.

     Compliance with federal, state and local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment, has not required any capital expenditures of a material nature, nor has it had any material effect on earnings or the competitive position of the Company and its subsidiaries.


     Four (4) of the Company's hotels located in Colorado and Arizona are dependent to a large extent upon the summer and winter vacation seasons.

     The Company has one primary business segment, the operation of hotel properties. This segment represents greater than 90% of consolidated revenue operating profit and identifiable assets. All revenues were derived from domestic operations. There are no material customers and no material government contracts.

PROPERTIES


HOTEL DIVISION                                           NUMBER OF ROOMS
- --------------                                           ---------------
                                                  Originally        Presently
Holiday Inn Hotels:
  Atlanta, Georgia
     Airport North - owned(2)                          301            492
     South (I-75/U.S. 41) - owned(2)                   180            180
     I-285/Powers Ferry Rd. - owned(2)                 300            300
     Perimeter Mall/Dunwoody Area - owned(2)           252            250
  Colorado Springs, Colorado
     North - owned                                     220            220
  Dallas, Texas
     Brook Hollow/Love Field - owned(2)                358            356
  Houston, Texas
     Intercontinental Airport - owned(2)               210            400(4)
     West Loop Near the Galleria - owned(2)            214            318(4)
     Medical Center - owned(3)                         298            296
     I-10 West at Loop 610 - owned(2)                  252            249
     Near Greenway Plaza - owned(2)(5)                 361            361(4)
  Jackson, Mississippi
     North - owned                                      74            254
     Southwest - owned(2)                              102            289
     Downtown - owned(2)                               359            358
  Santa Barbara, California - owned(2)                 159            154

Holiday Inn Express Hotels:
  Atlanta Georgia
     I-85 N/Northcrest (Express) - owned(2)            112            198
     I-20 East (Express) - owned(2)                    167            165(4)
  Colorado Springs, Colorado
     Central (Express) - owned(2)                      167            207

Hampton Inns:
  Jackson, Mississippi
     I-55 North - owned(2)                             118            118
  Marietta, Georgia
     I-75N (Marietta) - owned(2)                       140            140
  Houston, Texas
     I-10 East - owned                                  89             89

Days Inns:
  Flagstaff, Arizona
     1000 West Highway 66 - owned                      120            156
  Dallas, Texas
     Stemmons & Regal Row - owned(2)                   202            200
  Houston, Texas
     I-10 East/Mercury Drive - owned                   156            156

Ramada Inn:
  Atlanta, Georgia
     Downtown - owned(2)                               263            473

Howard Johnson Hotels:
  Dallas, Texas
     Downtown - (1994)(1)                              312            308
  Scottsdale, Arizona - lease of land (2)              216            216

Super 8 Motel:
  San Jose, California Airport (1)(6)                  199            192

                                                                      ---
Total:                                                              7,095

(1) Expiration dates, including renewal options, of material leases covering land and buildings.

(2)  Subject to first mortgage.

(3)  Subject to first and second mortgages.

(4)  Properties with rooms in reserve, not currently in active inventory:

          Atlanta:
               I-20 East                      65
          Houston:
               Intercontinental Airport       96
               West Loop Near the Galleria   106
               Near Greenway Plaza           147

(5)  This property was sold August 2, 1994.

(6)  The lease on this property was teminated effective September 30, 1994.


Legal Proceedings.

     No material legal proceedings are pending against the Company.

Employees

     On December 7, 1993, Company had approximately 1,879 employees, including approximately 295 part-time employees who work an average of less than 30 hours per week.

    MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     The following table gives the high and low sale prices of the Company's Common Stock on the New York Stock Exchange - Composite Tape, for the past two fiscal years, as reported by the New York Stock Exchange.

                              1994                 1993
                         ---------------      ---------------
                         High      Low        High      Low
                         ----      ---        ----      ---
          1st Quarter    9 1/4     5 1/2     2 3/8     1 1/2
          2nd Quarter   14 1/2     7 1/2     5         2 3/8
          3rd Quarter   14 1/4     8 7/8     4 3/8     3 5/8
          4th Quarter   18        12         6 3/4     3 5/8

     As of Septeber 30, 1994, the approximate number of shareholders was 1460. No dividends were paid during fiscal 1994 or 1993.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the directors and executive officers of the Company.

                                        Director
Name                          Age       Since          Position
- ----                          ---       --------       --------
Don Wm. Cockroft              56        1967      President and Chief Executive
(brother of                                       Officer and Director
Robert L. Cockroft                                     Mr. Cockroft joined the
and Janet C. Virgin,                                   Company in 1963 and in
brother-in-law of                                      1966 was elected Vice
J. Howard Lammons)                                     President in charge of
                                                       construction.  On January
                                                       18, 1973, he was elected
                                                       President of the
                                                       Company.

J. Howard Lammons             65        1957      Director
(brother-in-law of                                     Retired from active
Don Wm. Cockroft,                                      service as an executive
Robert L. Cockroft                                     officer on March 31, 1994.
and Janet C. Virgin)

Robert L. Cockroft            52        1971      Director
(brother of Don Wm.                                    Physician-Memphis
Cockroft and Janet C.                                  Radiological Professional
Virgin, brother-in-law                                 Corporation -
of J. Howard Lammons)                                  Practitioner of
                                                       Medicine.

Howard W. Loveless            67        1977      Director
                                                       President - Haas, Inc., a
                                                       private investment
                                                       advisory company.

Janet C. Virgin               60        1991      Director
(sister of Don Wm.                                     Private Investor
Cockroft and Robert L.
Cockroft; sister-in-law
of J. Howard Lammons)

Ronald J. Wareham             50        1993      Director
                                                       President - R. J. Wareham
                                                       & Company Incorporated, a
                                                       corporate financial
                                                       advisory firm.

Augustus B. Randle, III       53                  Secretary and General
                                                  Counsel
                                                       Mr. Randle joined the
                                                       Company in 1972.

J. Don Miller                 59                  Vice President - Finance
                                                       Mr. Miller joined the
                                                       Company in 1970 as
                                                       Comptroller.  In 1975 he
                                                       was named Vice
                                                       President - Finance.

John M. Dollar                53                  Vice President
                                                       Mr. Dollar joined the
                                                       Company in 1971.  He
                                                       was elected Vice
                                                       President in charge of
                                                       construction in 1973.

     The Company's directors and executive officers have had the principal occupation described above for at least five years, except for Ronald J. Wareham. Ronald J. Wareham has been President of R. J. Wareham & Company, Incorporated, a corporate financial advisory firm since 1991. From 1984 to 1991 he was a managing director of Dean Witter Reynolds' Corporate Finance Office in Atlanta, Georgia.

Share Ownership of Directors and Executive Officers

     Ownership as of September 30, 1994, of Company Common Stock by all current directors, including all nominees to the Board of Directors, the chief executive officer and the three additional most highly compensated executive officers of the Company, as well as by all directors and executive officers of the Company as a group, is as follows:

                                                                         % of Shares
                                             Shares of Company           Outstanding
                                               Common Stock              (net of
 Name                                        Beneficially Owned          treasury shares)
 -----                                       ------------------          ----------------
DIRECTORS
Don Wm. Cockroft                                   1,891 (l)                 *
J. Howard Lammons                                    950 (l)                 *
Robert L. Cockroft                                     0
Howard W. Loveless                                   500                     *
Janet C. Virgin                                       31                     *
Ronald J. Wareham                                      0                     *

NON-DIRECTOR
EXECUTIVE OFFICERS

John M. Dollar                                        24                     *

All Officers and Directors as a                    4,996 (2)                 *
group (9) including the seven above

*less than l%

(1) Includes: (a) 1,800 shares owned by the wife and dependent child of Don Wm. Cockroft; (b) 490 shares owned by the wife of J. Howard Lammons. Except as noted hereinabove, all of the shares are owned directly by said persons with sole voting and investment power.

(2) Does not include 1,209,214 shares owned by Cockroft Consolidated Corporation. The controlling shareholders of Cockroft Consolidated Corporation are Don Wm. Cockroft; Robert L. Cockroft; Katherine Lammons, the wife of J. Howard Lammons; and Janet C. Virgin. See "Principal Shareholders."

Summary Compensation Table

     The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its three other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended September 30, 1993, 1992 and 1991.

                           Annual Compensation
                           --------------------
                                                         All Other
Name and Principal                      Salary         Compensation
   Position                   Year      ($)(2)          ($)(1)(3)
- -------------------           ----      ------         -------------
Don Wm. Cockroft              1993      216,000          169,262
  President                   1992      216,000
                              1991      205,750

J. Howard Lammons (4)         1993      155,000          270,142
  Executive Vice President    1992      155,000
                              1991      148,750

John M. Dollar                1993      113,000           47,191
  Vice President              1992      113,000
                              1991      106,000

David L. Potts (5)            1993      101,000           35,012
  Vice President              1992      101,000
                              1991       96,000

(1) In accordance with transitional provisions of the Securities and Exchange Commission's rules on executive compensation disclosure in proxy statements, amounts of All Other Compensation have not been included for fiscal years 1992 and 1991.

(2) Salary includes base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the United Inns, Inc. Retirement Savings Plan (401(K) Plan) for fiscal years 1992 and 1993.

(3) All Other Compensation consists of (a) the amount ($3,564) in insurance premiums provided to each executive officer through the Company's Group Health Insurance Plan that is not available generally to all salaried employees, and (b) matching contributions to the Company's Retirement and Savings Plan (401(K) Plan); Such amounts, respectively, were as follows for 1993: Mr. Cockroft, $8,316; Mr. Lammons, $6,080; Mr. Dollar, $4,520;
     and Mr. Potts, $4040, and (c) distributions under the Company's Pension Plan that was adopted effective October 1, 1979, and terminated during fiscal year ending September 30, 1993, after necessary regulatory approvals for the termination of the Pension Plan had been received. Benefits were frozen under the Pension Plan on September 30, 1989. Such amounts, respectively, were as follows: Mr. Cockroft, $157,382; Mr. Lammons, $260,498; Mr. Dollar, $39,107; and Mr. Potts, $27,408.

(4) Mr. Lammons retired from service as an executive officer on March 31, 1994.

(5)  Mr. Potts resigned effective January 31, 1994.

Compensation of Directors

     For fiscal 1994 all Directors are to be paid a fee of $750 for each Board meeting attended. In addition, Directors who are not employees of the Company are to be paid a quarterly fee of $1,500, plus $400 for each Board Committee meeting attended.

    The Company has a consulting arrangement with R. J. Wareham & Company Incorporated under the terms of which R. J. Wareham & Company, Incorporated is to be paid by the Company for Ronald J. Wareham's time and expenses for financial advice to the Company related to a variety of corporate projects. Mr. Ronald J. Wareham is the sole shareholder of R. J. Wareham & Company Incorporated. The Company has not made any payments to R. J. Wareham & Company Incorporated during the fiscal year ended September 30, 1993, subsequent to Ronald J. Wareham's election to the Board of Directors on August 2, 1993.

Change in Control Arrangements

     On June 1, 1987, the Company entered into severance agreements with certain executive officers. Under the agreements with Mr. John M. Dollar and Mr. David L. Potts, a former executive officer, they would be entitled to severance compensation in the event that their employment is terminated following a change in control of the Company. The amount of compensation would be equal to a maximum of 200% of their base compensation for the twelve months prior to their termination. The maximum amount of compensation which would be payable to Mr. Dollar, and Mr. Potts, if their employment were terminated at this time, would be $226,000 and $202,000, respectively. Mr. Potts resigned effective January 31, 1994.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to any persons who, to the knowledge of the Company, owned beneficially more than five (5%) per cent of the common stock of the Company, as of September 30, 1994. Of the shares beneficially owned, each owner has sole voting and investment power unless otherwise indicated.

                                             Number
Name and Address                             of Shares
of Beneficial                 Title of       Beneficially   Percent
Owner                         Class          Owned          of Class
__________________________________________________________________________
Cockroft Consolidated         Common         1,209,214 (1)  45.8
Corporation
Suite 2300
5100 Poplar Avenue
Memphis, TN  38137

Dimensional Fund              Common           182,400 (2)   6.9
Advisors Inc.
1299 Ocean Avenue, Ste. 650
Santa Monica, CA  90401

Mario J. Gabelli              Common           581,300 (3)  22.0
One Corporate Center
Rye, New York  10580

(1) Don Wm. Cockroft, Robert L. Cockroft, Janet Virgin, and Katherine Lammons beneficially own all of the shares through their controlling interest in Cockroft Consolidated Corporation.

(2) According to Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc., reporting ownership as of February 19, 1991, Dimensional Fund Advisors Inc. has beneficial ownership of 182,400 shares. Dimensional Fund Advisors Inc. has sole voting and sole dispositive power over 116,600 of these shares and officers of Dimensional Fund Advisors Inc. have sole voting and dispositive power over 65,800 of these shares. The shares of Dimensional Fund Advisors Inc., a registered investment advisor, are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, both of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.

(3) According to Schedule 13D as filed with the Securities and Exchange Commission by Gabelli Funds, Inc., Gamco Investors, Inc. Gabelli International Limited II, and Mario J. Gabelli ("the Reporting Persons") reporting ownership as of June 6, 1994, Gamco Investors, Inc. is deemed to have beneficial ownership of 420,800 of these shares; Gabelli Funds, Inc. is deemed to have beneficial ownership of 160,000 of these shares; Gabelli International Limited II is deemed to have beneficial ownership of 500 of these shares; Maro J. Gabelli is deemed to have beneficial ownership of all of the 581,300 shares; and Gabelli Funds, Inc. is deemed to have beneficial ownership of the securities owned by each of the foregoing persons other than Mario J. Gabelli. Each of the Reporting Persons and Covered Persons has the sole power to vote and sole power to dispose of the securities reported except that Gamco Investors, Inc. does not have the authority to vote 50,000 of the reported shares; except that Gabelli Funds, Inc. has sole dispositive and voting power with respect to the shares of the Issuer held by The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible Securities Fund, The Gabelli Value Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Equity Trust, The Gabelli Global Telecommunications Fund, The Gabelli Global Convertible Securities Fund, The Gabelli Interactive Couch Potato Fund, and/or the Gabelli ABC Fund with respect to the 160,000 shares held by one or more of such funds, and except that the power of Mr. Mario J. Gabelli and Gabelli Funds, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons. The Reporting Persons do not admit that they constitute a group.

                              SELLING SHAREHOLDERS

     The following table shows the name of each Selling Shareholder and the number of Shares being offered by each. After completion of the offering, assuming all of the Shares being offered are sold, the Selling Shareholders will not own any shares of Common Stock.

                         COMMON STOCK BENEFICIALLY OWNED

                                                     Upon         Percentage
                                                  Completion      Owned Upon
                         Prior to     Offered       of the       Completion of
Selling Shareholder      Offering     Hereby       Offering        Offering
- -------------------      --------     -------     ----------     -------------

Geller & Co has furnished consulting services to UII since August 13, 1993.

UII has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in market transactions or in negotiated transactions. See "Sale of the Shares." UII has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the resale of the Shares from time to time in the market or in negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary. This Prospectus forms a part of such Registration Statement.

                               SALE OF THE SHARES

     The sale of the Shares by the Selling Shareholders may be effected from time to time in transactions in the market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                           THE CONSULTING AGREEMENT

     The Company entered a Consulting Agreement in August 1993 with Geller & Co. for the performance of consulting services related to its hotel operations and corporate structure. Compensation under the agreement consisted of a monthly retainer fee, a contractual right to a restricted stock award of 25,000 shares of the Common Stock and an option to purchase an additional 35,000 shares at the then current average market price which was $4.55 per share. The above mentioned shares and option to purchase shares were to be fully vested, earned and delivered upon the completion of the full term and substantial performance under the conditions of the agreement, one year from the date of execution. Satisfactory completion of the consultant's performance under the agreement occurred during the fourth quarter of the fiscal year ended September 30, 1994.

                        DESCRIPTION OF UII CAPITAL STOCK

     The following summaries of certain provisions of the Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended, of UII, do not purport to be complete, are qualified in their entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus is a part, and are subject, in all respects, to applicable Delaware law.

Authorized Capital Stock

     The authorized capital stock of UII currently consists of 10,000,000 shares of Common Stock, $1.00 par value per share, which may be issued from time to time by resolution of the UII Board. As of June 30, 1994, there were 2,640,899 shares of UII Common Stock outstanding. Also, 300,000 shares of UII Common Stock are reserved for issuance under a stock plan. The holders of the UII Common Stock are entitled to receive such dividends as may be declared by the UII Board from funds legally available therefor. The holders of the outstanding shares of UII Common Stock are entitled to one vote for each such share on all matters presented to shareholders and are not entitled to cumulate votes for the election of directors. Upon any dissolution, liquidation or winding up of UII resulting in a distribution of assets to the shareholders, the holders of UII Common Stock are entitled to receive such assets ratably according to their respective holdings after payment of all liabilities and obligations. The shares of UII Common Stock have no preemptive, redemption, subscription or conversion rights. The Transfer Agent for the Common Stock is The First National Bank of Boston.

     The UII Board is elected each year. In addition, the Charter and the Bylaws, among other things, generally give to the UII Board the authority to fix the number of directors on the UII Board and to fill vacancies on the UII Board.

                                 USE OF PROCEEDS

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by UII. However, at the time the Option Shares are issued pursuant to the exercise of the options, the Company will receive $159,250. Such funds will be used for general corporate purposes.

                                  LEGAL MATTERS

     A legal opinion to the effect that the Shares offered hereby, when sold, will be validly issued, fully paid and nonassessable, has been rendered by Heiskell, Donelson, Bearman, Adams, Williams & Caldwell, counsel for UII.

                                     EXPERTS

     The consolidated financial statements of UII and its subsidiaries for the year ended September 30, 1993 have been audited by Frazee, Tate & Associates, independent public accountants, as set forth in their report thereon dated December 3, 1993, included herein. Such consolidated financial statements are included herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page

Consolidated Balance Sheets as of June 30, 1994
  and September 30, 1993 (Unaudited)                                       20

Consolidated Statements of Income for the
  Nine Months and Quarter Ended June 30, 1994
  and 1993 (Unaudited)                                                     21

Consolidated Statements of Cash Flows for the
  Nine Months Ended June 30, 1994 and 1993
  (Unaudited)                                                              22

Notes to Consolidated Financial Statements
  (Unaudited)                                                              23

Report of Independent Accountants                                          24

Consolidated Balance Sheets as of
  September 30, 1993 and 1992                                              25

Consolidated Statements of Income For the
  Years Ended September 30, 1993, 1992
  and 1991                                                                 27

Consolidated Statements of Stockholders'
  Equity for the Years Ended September 30,
  1993, 1992 and 1991                                                      28

Consolidated Statements of Cash Flows for
  the Years Ended September 30, 1993,
  1992 and 1991                                                            29

Notes to Consolidated Financial Statements                                 31

                        UNITED INNS, INC. & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)

ASSETS
                                                 JUN 30, 94     SEP 30, 93
                                                -------------  -------------

CURRENT ASSETS:
  Cash and cash equivalents  (Note B)             $6,445,979     $4,095,215
  Current portion of long-term receivables         1,022,927      1,072,113
  Accounts receivable - net of allowance
   for bad debts of $77,530 for June 94
   and $78,835 for Sep 93:
      Trade                                        3,340,580      2,593,459
      Other                                          512,396      1,085,197
  Inventories (Note C)                               887,403        886,483
  Prepaid expenses                                 7,112,290      6,084,713
  Property held for sale (Note D)                  8,229,000
                                                -------------  -------------
        Total current assets                      27,550,575     15,817,180
                                                -------------  -------------

INVESTMENTS:
  Long-term receivables less
   current maturities                                259,489        313,424
  Land not in use - at cost                        8,018,648      8,907,151
  Other investments - at cost                         10,000         10,000
                                                -------------  -------------
                                                   8,288,137      9,230,575
                                                -------------  -------------

PROPERTY AND EQUIPMENT - at cost:

  Land                                            12,361,728     13,696,986
  Building and improvements                      137,098,771    155,159,524
  Furnishings and equipment                       25,013,363     30,508,425
  Property under capital leases                    3,714,804      3,714,804
                                                -------------  -------------
                                                 178,188,666    203,079,739
  Less accumulated depreciation                   86,581,185     91,457,432
                                                -------------  -------------
                                                  91,607,481    111,622,307
  Construction in progress                         2,658,351        575,851
  Property held for sale                           2,028,603      4,107,880
                                                -------------  -------------
                                                  96,294,435    116,306,038
                                                -------------  -------------

OTHER ASSETS:
  Franchises                                         619,005        674,143
  Deferred loan and other expenses                 1,615,393      1,590,596
  Restricted cash                                  3,164,438      3,114,320
                                                -------------  -------------
                                                   5,398,836      5,379,059
                                                -------------  -------------
                                                 $137,531,983   $146,732,852
                                                -------------  -------------
                                                -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY

                                             JUN 30, 94     SEP 30, 93
                                            -------------  ------------

CURRENT LIABILITIES:
  Long-term debt due within one year         $10,538,997     $3,243,325
  Notes payable                                  541,050        261,160
  Accounts payable - trade                     1,952,709      2,418,739
  Sales and occupancy taxes                    1,324,336      1,211,561
  Accrued expenses:
    Payroll and payroll taxes                  1,854,983      1,421,127
    Rent and property taxes                    2,327,051      2,706,849
    Insurance                                  3,542,203      3,281,682
    Interest and other                         2,521,443      2,183,724
  Income taxes payable                           211,041        219,802
                                            -------------  ------------
      Total current liabilities               24,813,813     16,947,969
                                            -------------  ------------

LONG-TERM DEBT:
  First Mortgages                            100,565,544    102,926,861
  Capital lease obligations                      185,566        542,121
  Chattel mortgages                            1,171,679        625,934
  Installment loans and other                    307,356        313,692
                                            -------------  ------------
                                             102,230,145    104,408,608
  Less amounts due within one year            10,538,997      3,243,325
                                            -------------  ------------
                                              91,691,148    101,165,283
                                            -------------  ------------

Minority Interest                                578,348        517,096
                                            -------------  ------------
Deferred Other                                 1,265,437      1,410,978
                                            -------------  ------------
Deferred Income Taxes                          3,159,504      5,721,882
                                            -------------  ------------

STOCKHOLDERS' EQUITY:

  Common Stock - $1 par 10 Mill shares
    authorized shares issued 4,117,813         4,117,813      4,117,813
  Paid in capital                             14,613,138     14,613,138
  Retained earnings                           41,381,262     46,327,055
                                            -------------  ------------
                                              60,112,213     65,058,006
  Less treasury shares at cost
  1,476,914 in 1994 ;  1,476,904  in 1993     44,088,480     44,088,362
                                            -------------  ------------
  Total stockholders' equity                  16,023,733     20,969,644
                                            -------------  ------------
                                            $137,531,983   $146,732,852
                                            -------------  ------------
                                            -------------  ------------

                                   UNITED INNS, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF INCOME
                                               (Unaudited)

                                      NINE MONTHS ENDED            QUARTER ENDED
                                   ---------------------------  ---------------------------
                                      30-Jun-94     30-Jun-93      30-Jun-94     30-Jun-93
                                   ------------- -------------  ------------- -------------
Revenues
  Rooms                             $52,462,722   $51,727,456    $18,956,384   $18,900,023
  Restaurants                        11,419,253    12,239,913      3,716,539     4,015,857
  Car washes                            735,695     1,192,238        207,593       278,189
  Telephone & sundry                  3,174,715     3,523,468      1,117,794     1,206,748
                                   ------------- -------------  ------------- -------------
                                     67,792,385    68,683,075     23,998,310    24,400,817
                                   ------------- -------------  ------------- -------------
Operating costs and expenses:
  Direct:
    Rooms                            33,900,001    35,399,762     11,664,587    12,357,893
    Restaurants                      11,253,692    12,280,777      3,689,313     4,079,557
    Car washes                          709,323     1,388,946        215,169       310,563
    Telephone & sundry                1,343,943     1,444,754        441,334       496,627
  Marketing, administrative and gen   7,391,868     7,418,128      2,472,525     2,470,902
  Depreciation                        6,739,495     6,660,236      2,219,055     2,158,591
                                   ------------- -------------  ------------- -------------
                                     61,338,322    64,592,603     20,701,983    21,874,133
                                   ------------- -------------  ------------- -------------
Operating income                      6,454,063     4,090,472      3,296,327     2,526,684

  Interest expense                   (7,306,564)   (7,481,515)    (2,406,905)   (2,583,562)
  Minority interest                     (61,252)      (54,530)       (22,579)      (31,011)
  Gain (loss) on disposition of ass  (6,287,511)    1,406,265     (7,178,059)      183,927
                                   ------------- -------------  ------------- -------------
Income (loss) before income taxes    (7,201,264)   (2,039,308)    (6,311,216)       96,038
Income taxes (credit)                (2,255,471)     (629,708)    (2,075,369)      159,762
                                   ------------- -------------  ------------- -------------
Net income (loss)                   ($4,945,793)  ($1,409,600)   ($4,235,847)     ($63,724)
                                   ============= =============  ============= =============
Per share of common stock
  Net income (loss)                      ($1.87)       ($0.53)        ($1.60)       ($0.02)
                                   ============= =============  ============= =============
Weighted average shares
of common stock                       2,640,905     2,640,909      2,640,899     2,640,909
                                   ============= =============  ============= =============
Dividends per share                       $0.00         $0.00          $0.00         $0.00
                                   ============= =============  ============= =============

                       UNITED INNS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                         Nine Months Ended June 30,
                                                           1994             1993
                                                      --------------   --------------
OPERATING ACTIVITIES:
Net income (loss)                                       ($4,945,793)     ($1,409,600)
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization                         7,077,979        6,961,761
    Loss (gain) from property dispositions                6,218,848       (1,391,220)
    Deferred income taxes                                (2,562,378)        (919,522)
    Minority interest                                        61,252           54,530
  Changes to operating assets and liabilities:
    Accounts receivable                                    (174,320)        (346,888)
    Inventories                                             (12,592)          28,987
    Prepaid expenses                                       (749,826)        (195,583)
    Accounts payable                                       (575,970)         200,684
    Accrued expenses                                        604,592         (330,277)
    Income taxes payable                                     (8,761)         (96,301)
                                                      --------------   --------------
Net cash provided by  operating activities                4,933,031        2,556,571
                                                      --------------   --------------

INVESTING ACTIVITIES:
    Purchase of property, plant and equipment            (1,911,297)      (4,077,119)
    Proceeds from sale of fixed assets                    3,216,207        3,206,468
    Payments received on notes receivable                   103,120          502,436
    Other investing activities                           (1,061,875)      (1,114,635)
                                                      --------------   --------------
Net cash provided by (used for) investing activities        346,155       (1,482,850)
                                                      --------------   --------------

FINANCING ACTIVITIES:
    Payments on long-term debt                           (2,928,304)      (2,296,293)
    Other financing activities                                 (118)          (5,049)
                                                      --------------   --------------
Net cash provided (used for) financing activities        (2,928,422)      (2,301,342)
                                                      --------------   --------------

Increase (Decrease) in cash and cash equivalents          2,350,764       (1,227,621)
Cash and cash equivalents at beginning of year            4,095,215        3,916,377
                                                      --------------   --------------
Cash and cash equivalents at end of period               $6,445,979       $2,688,756
                                                      --------------   --------------
                                                      --------------   --------------

Supplemental disclosures of cash flow information:
Cash paid (received) during the nine months for:
  Interest                                               $7,033,418       $7,764,285

  State and federal income taxes                            311,533          337,109

Supplemental schedule of non-cash investing and
 financing activities:
  Debt to acquire property, plant and equipment             800,715           87,967
  Restricted cash used to purchase property,
    plant and equipment                                     762,676          568,458
  Loss recognized on property sold subsequent
    to close of third quarter                             6,637,807
  Note received in exchange for property                                     300,000

                       UNITED INNS, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                                  (Unaudited)

                                June 30, 1994

Note A - Basis of Presentation
     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to consolidated financial statements included in the Annual Report of Form 10-K of United Inns, Inc. for the year ended September 30, 1993. The statement of income for the nine months ended June 30, 1993 has been restated in certain instances for comparability purposes. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended June 30, 1994 are not necessarily indicative of the results that may be expected for the year ending September 30, 1994.

Note B-Cash and Cash Equivalents
     Includes $2,748,645 of cash and cash equivalents of a wholly owned subsidiary subject to loan covenant agreements limiting the use of the funds to the financial benefit of six of the Company's hotel properties.

Note C-Inventories
     Inventories are stated at the lower of cost or market on a first in, first out basis. Included in inventory classified as Supplies are hotel linens and restaurant supplies, consisting primarily of china, silverware, and cooking utensils, car wash operating and cleaning supplies. Following is a summary of items included under the caption, "Inventories":

                                  June 30, 1994    September 30, 1993
                                  -------------    ------------------
          Merchandise:
            Food and Beverage     $   306,407         $   297,064
            Car Wash                    2,160              15,681
                                  -----------         -----------
                                      308,567             312,745
          Supplies                    578,836             573,738
                                  -----------         -----------

          Total Inventories       $   887,403         $   886,483
                                  -----------         -----------
                                  -----------         -----------

Note D-Property Held For Sale
     Represents realizable value of a hotel sold in the fourth quarter fiscal 1994 on which the loss was recognized in the Company's income statement for the nine months ended June 30, 1994.

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of Stockholders
United Inns, Inc.
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of United Inns, Inc., and subsidiaries as of September 30, 1993 and 1992, and the related consolidated statements of income and stockholders' equity and cash flows for each of the three years in the period ended September 30, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Inns, Inc. and subsidiaries as of September 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1993 in conformity with generally accepted accounting principles.

                                   /s/ Frazee, Tate & Associates
                                   ------------------------------
                                   FRAZEE, TATE & ASSOCIATES

Memphis, Tennessee
December 3, 1993

                       UNITED INNS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           SEPTEMBER 30,
                                                  -----------------------------
                                                        1993           1992
                                                  ------------     ------------
CURRENT ASSETS
   Cash and cash equivalents                      $  4,095,215     $  3,916,377
   Current portion of long-term receivables          1,072,113        1,001,502
   Accounts receivable - net of allowance
     for bad debts of $78,835 in 1993 and
     $82,225 in 1992
         Trade                                       2,593,459        3,095,289
         Other                                       1,085,197          823,501
   Inventories (Note 1)                                886,483        1,006,563
   Prepaid expenses                                  6,084,713        5,068,995
   Property held for sale                                             1,500,000
                                                  ------------     ------------
      Total current assets                          15,817,180       16,412,227
                                                  ------------     ------------

INVESTMENTS (Note 1)
   Long-term receivables less
      current maturities                               313,424        1,061,178
   Land not in use - at cost                         8,907,151        8,524,748
   Other investments                                    10,000           10,000
                                                  ------------     ------------
                                                     9,230,575        9,595,926
                                                  ------------     ------------

PROPERTY AND EQUIPMENT - at cost (Notes 1 and 3)
   Land                                             13,696,986       13,827,013
   Buildings and improvements                      155,159,524      156,077,953
   Furnishings and equipment                        30,508,425       32,192,454
   Leased property under capital leases (Note 4)     3,714,804        5,135,159
                                                  ------------     ------------
                                                   203,079,739      207,232,579
   Less accumulated depreciation                    91,457,432       91,681,925
                                                  ------------     ------------
                                                   111,622,307      115,550,654
   Construction in progress                            575,851          327,793
   Property held for sale                            4,107,880        4,522,509
                                                  ------------     ------------

                                                   116,306,038      120,400,956
                                                  ------------     ------------

OTHER ASSETS (Note 1)
   Franchises                                          674,143          727,326
   Deferred loan and other expenses                  1,590,596        1,911,572
   Restricted cash                                   3,114,320        3,469,021
                                                  ------------     ------------
                                                     5,379,059        6,107,919
                                                  ------------     ------------

                                                  $146,732,852     $152,517,028
                                                  ------------     ------------
                                                  ------------     ------------

The accompanying notes are an integral part of the financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           SEPTEMBER 30,
                                                  ----------------------------
                                                       1993            1992
                                                  ------------    ------------
CURRENT LIABILITIES
   Long-term debt due within one year             $  3,243,325    $  5,240,271
   Note payable                                        261,160          83,989
   Accounts payable                                  2,418,739       2,365,369
   Sales and occupancy taxes                         1,211,561       1,331,688
   Accrued expenses:
      Payroll and payroll taxes                      1,421,127       1,720,250
      Rent and property taxes                        2,706,849       2,999,075
      Insurance                                      3,281,682       3,037,252
      Interest and other                             2,183,724       2,440,885
   Income taxes payable (Note 2)                       219,802         292,535
                                                  ------------    ------------
         Total current liabilities                  16,947,969      19,511,314
                                                  ------------    ------------

LONG-TERM DEBT (Note 3)
   First mortgages                                 102,926,861     105,156,344
   Capitalized lease obligations                       542,121       1,256,996
   Chattel mortgages                                   625,934         108,538
   Installment loans and other                         313,692         321,680
                                                  ------------    ------------
                                                   104,408,608     106,843,558
   Less amounts due within one year                  3,243,325       5,240,271
                                                  ------------    ------------
                                                   101,165,283     101,603,287
                                                  ------------    ------------

MINORITY INTEREST                                      517,096         513,164
                                                  ------------    ------------

DEFERRED OTHER                                       1,410,978       2,652,509
                                                  ------------    ------------

DEFERRED INCOME TAXES (Note 2)                       5,721,882       6,450,633
                                                  ------------    ------------

COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)

STOCKHOLDERS' EQUITY
   Common stock - $1 par value -
      authorized 10,000,000 shares -
      issued 4,117,813 shares                        4,117,813       4,117,813
   Paid-in capital                                  14,613,138      14,613,138
   Retained earnings                                46,327,055      47,143,532
                                                  ------------    ------------
                                                    65,058,006      65,874,483
   Less treasury shares at cost - 1,476,904
    shares  in 1993 and 1992                        44,088,362      44,088,362
                                                  ------------    ------------
         Total stockholders' equity                 20,969,644      21,786,121
                                                  ------------    ------------

                                                  $146,732,852    $152,517,028
                                                  ------------    ------------
                                                  ------------    ------------

                       UNITED INNS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED SEPTEMBER 30,
                                                          -------------------------------------------
                                                              1993           1992           1991
                                                          -------------  -------------  -------------

Revenues
     Rooms                                                $ 70,772,351   $ 71,322,112   $ 79,349,738
     Restaurants                                            15,999,888     17,856,821     20,663,772
     Car washes                                              1,516,848      5,054,354      6,702,216
     Telephone and sundry                                    4,633,732      4,927,705      5,875,290
                                                          ------------   ------------   ------------
                                                            92,922,819     99,160,992    112,591,016
                                                          ------------   ------------   ------------

Operating costs and expenses:
     Direct:
       Rooms                                                47,347,003     49,387,399     54,563,235
       Restaurants                                          16,069,407     18,093,393     21,128,753
       Car washes                                            1,654,204      4,456,532      6,281,216
       Telephone and sundry                                  1,929,668      2,093,579      2,383,680
     Marketing, administrative and general                   9,388,355     10,345,753     11,352,220
     Depreciation                                            9,030,861      9,938,793     11,159,283
                                                          ------------   ------------   ------------
                                                            85,419,498     94,315,449    106,868,387
                                                          ------------   ------------   ------------

Operating income                                             7,503,321      4,845,543      5,722,629

     Interest expense (net of capitalized
       interest)                                            (9,946,202)    (9,802,783)   (13,943,462)
     Minority interest                                         (53,932)       (38,636)       (90,717)
     Gain (loss) on disposition of assets                    1,250,732     (3,633,571)
     Loss contingency                                                         387,839     (1,718,279)
                                                          ------------   ------------   ------------

Income (loss) before income taxes                           (1,246,081)    (8,241,608)   (10,029,829)
Income taxes (credit)                                         (429,604)    (3,290,512)    (3,317,701)
                                                          ------------   ------------   ------------

Income (loss) before extraordinary item                       (816,477)    (4,951,096)    (6,712,128)
Extraordinary item-gain on settlement
  of debt (net of income taxes of
  $1,092,511)                                                               1,906,834
                                                          ------------   ------------   ------------

Net income (loss)                                         $   (816,477)  $ (3,044,262)  $ (6,712,128)
                                                          ------------   ------------   ------------
                                                          ------------   ------------   ------------

Per share of common stock
     Income (loss) before extraordinary
       item                                                     ($0.31)        ($1.87)        ($2.54)
     Income (loss) from extraordinary item                        0.00           0.72           0.00
                                                          ------------   ------------   ------------
Net income (loss)                                               ($0.31)        ($1.15)        ($2.54)
                                                          ------------   ------------   ------------
                                                          ------------   ------------   ------------

Weighted average shares of common stock                      2,640,909      2,640,942      2,640,979
                                                          ------------   ------------   ------------
                                                          ------------   ------------   ------------

Cash dividends per share                                         $0.00          $0.00          $0.00
                                                          ------------   ------------   ------------
                                                          ------------   ------------   ------------


The accompanying notes are an integral part of the financial statements.

                     UNITED INNS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              COMMON STOCK
                          ---------------------    PAID-IN     RETAINED     TREASURY
                           SHARES      AMOUNT      CAPITAL     EARNINGS       STOCK
                          ---------  ----------  -----------  -----------  ------------
  Balance September 30,
     1990                 4,117,813  $4,117,813  $14,613,138  $56,899,922  $(44,088,110)
  Net loss for year                                            (6,712,128)
                          ---------  ----------  -----------  -----------  ------------

  Balance September 30,
     1991                 4,117,813   4,117,813   14,613,138   50,187,794   (44,088,110)
  Purchase of 70
     treasury shares                                                               (252)
  Net loss for year                                            (3,044,262)
                          ---------  ----------  -----------  -----------  ------------


  Balance September 30,
     1992                 4,117,813   4,117,813   14,613,138   47,143,532   (44,088,362)

  Net loss for year                                              (816,477)
                          ---------  ----------  -----------  -----------  ------------

  Balance September 30,
     1993                 4,117,813  $4,117,813  $14,613,138  $46,327,055  $(44,088,362)
                          ---------  ----------  -----------  -----------  ------------
                          ---------  ----------  -----------  -----------  ------------


     The accompanying notes are an integral part of the financial statements.

                      UNITED INNS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------
                                           1993         1992        1991
                                       -----------  -----------  -----------
OPERATING ACTIVITIES
Net loss                               $  (816,477) $(3,044,262) $(6,712,128)
     Adjustments to reconcile net loss
       to net cash provided by
       operating activities:
         Depreciation and amortization   9,476,776   10,173,167   11,771,893
         Loss (gain) from properties
           sold                          (1,250,732)     246,386   1,826,188
         Deferred income taxes             (728,751)  (2,561,308)  3,453,304)
         Minority interest                    3,932        3,636      90,717

     Changes to operating assets and
       liabilities:
         Accounts receivable                260,134     (294,709)  1,477,058
         Inventories                        110,346      274,421     162,039
         Prepaid expenses                  (667,787)    (743,961)   (339,250)
         Accounts payable                    74,420     (726,816)   (239,042)
         Accrued expenses                (1,158,771)     579,402  (1,116,266)
         Income taxes payable               (72,733)     195,263  (1,979,970)
                                         -----------  -----------  -----------
 Net cash provided by operating
   activities                             5,230,357    4,101,219   1,487,935
                                        -----------  ------------  ----------

INVESTING ACTIVITIES
     Payments on settlement on car wash
        assets                                        (1,200,000)
     Purchase of property, plant and
        equipment                        (4,437,071)  (2,980,300) (5,275,576)
     Proceeds from sales of fixed assets  3,233,854    5,208,873     460,125
     Payments received on notes
        receivable                          504,274       26,598      40,987
     Other investing activities          (1,136,277)  (1,606,767) (1,866,943)
                                          -----------  -----------  ----------
Net cash used for investing activities   (1,835,220)    (551,596) (6,641,407)
                                          -----------  ----------- ----------

FINANCING ACTIVITIES
     Proceeds from long-term borrowings                2,000,000
     Payments on long-term debt          (3,214,299)  (4,455,184)  7,004,095)
     Purchase of treasury shares                            (252)
     Other financing activities              (2,000)     187,660     (33,496)
                                          ----------  ----------- -----------
Net cash used for financing activities   (3,216,299)  (2,267,776) (7,037,591)
                                         -----------  ----------- -----------
Increase (decrease) in cash and cash
  equivalents                               178,838    1,281,847 (12,191,063)
Cash and cash equivalents at beginning
     of year                              3,916,377    2,634,530  14,825,593
                                         ----------   ----------- ----------
Cash and cash equivalents at end
     of year                            $ 4,095,215  $ 3,916,377 $ 2,634,530
                                        -----------  ----------- -----------
                                        -----------  ----------- -----------


The accompanying notes are an integral part of the financial statements.

                       UNITED INNS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               YEAR ENDED SEPTEMBER 30,
                                        -------------------------------------
                                            1993         1992        1991
                                        -----------  -----------  -----------

Supplemental disclosures of cash flow
  information:
     Cash paid during the year for:
     Interest, net of amounts
       capitalized                      $ 9,981,680  $ 8,168,690  $14,304,307
     Income taxes                           368,120      198,422    2,339,334

Supplemental schedule of non-cash
  investing and financing activities:
     Debt to acquire property, plant and
      equipment                             879,793
     Loss contingency                                               1,718,279
     Restricted cash used to purchase
       property, plant and equipment      1,369,863      512,401      390,258
     Acquisition (revaluation)
       of car wash assets                             (1,168,774)     225,702
     Debt to acquire partnership interest              1,698,693
     Note received in exchange for
       property                             300,000    1,000,000
     Property disposition under debt
       settlement agreement                           15,818,650
     Other property dispositions                       1,951,899



The accompanying notes are an integral part of the financial statements.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the results of operations, account balances and statement of cash flows of the Company, its wholly-owned subsidiaries, and a 75% owned subsidiary. During 1992 a 50% owned joint venture which was previously consolidated was acquired in full. All material intercompany transactions and accounts have been eliminated in consolidation.

RECLASSIFICATIONS

     The consolidated financial statements for prior years reflect certain reclassifications as the result of a Securities and Exchange Commission review. The SEC believes it more appropriate to classify the operations and property sales of the Company's car wash division as continuing operations rather than discontinued operations as previously reported. From 1990 through the present year, the Company has been in the process of selling car wash properties and withdrawing from the car wash business. At present the Company has disposed of or closed all locations except for one operating unit under a lease expiring October 31, 1995. Certain other reclassifications have been made to prior years to conform with income and expense classifications adopted in the current year. These reclassifications have no effect on net income (loss) or stockholders' equity as previously reported.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

INVESTMENTS

     Classified as land not in use are various parcels of land held for possible future development or sale.

PROPERTY AND EQUIPMENT

     Property and equipment are depreciated on the straight line method over the estimated useful life of the property. The cost of replacements and improvements are capitalized. Property held for sale is stated at the lower of cost or estimated net realizable value.

     The estimated useful lives utilized for computation of depreciation on property and equipment are as follows:

          Buildings and Improvements         10 To 40 Years
          Furnishings and Equipment          3 To 10 Years
          Capitalized Leases                 25 Years

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Interest costs of $76,359 for 1992 and $153,739 for 1991 were capitalized on major renovation projects. No interest was capitalized for 1993.

OTHER ASSETS

     Franchise costs, deferred mortgage, loan and other expenses exclusive of security deposits are amortized on a straight line basis over the terms of the related agreements. Restricted cash is held for capital improvements on six of the Company's properties.

EARNINGS PER SHARE

     Earnings per share are based on the weighted average number of shares outstanding during the respective periods. Primary and fully diluted earnings are the same on a per share basis.

POST RETIREMENT BENEFITS


     The Company adopted Statement of Financial Accounting Standards No.
106 "Employer's Accounting for Post Retirement Benefits Other Than Pensions" in the current year ending September 30, 1993. The Company does not provide any form of post-retirement benefits for retired employees other than retirement benefits under a Section 401-K Plan, therefore adoption of the new standard had no impact on the Company's financial statements.

2.   FEDERAL AND STATE INCOME TAXES

     The Company files a consolidated federal income tax return. Deferred taxes are provided for the timing differences between tax and financial statement income. The deferred income tax liability presented in the balance sheet represents income taxes at enacted statutory rates on temporary differences which primarily result from tax over book depreciation, capitalized taxes and interest, capitalized leases, and net operating losses.

     The effect of these timing differences on deferred income tax expense are summarized below:

                                                YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------
                                            1993          1992           1991
                                       -----------   ------------   -----------
     Accelerated depreciation          $ (309,752)   $(3,136,146)   $ (457,448)
     Capitalized interest and taxes        (8,894)      (848,489)       27,554
     Capitalized leases                   193,075        101,171       116,640
     Other                                (25,435)          (447)       94,448
     Reinstatement (elimination) of
       net deferred tax credits          (577,741)     1,319,087    (3,234,491)
                                       ----------    -----------   -----------
                                       $ (728,747)   $(2,564,824)  $(3,453,297)
                                       ----------    -----------   -----------
                                       ----------    -----------   -----------

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   FEDERAL AND STATE INCOME TAXES (Continued)

     The statutory federal income tax rate and the effective tax rate are reconciled below:

                                                      YEAR ENDED SEPTEMBER 30,
                                                     ---------------------------
                                                         1993    1992     1991
                                                     ---------  ------   ------
     Statutory tax rate                               (34.0%)  (34.0%)   (34.0%)
     Increases (decreases) in tax resulting from:
       New jobs credit                                          (0.5)     (0.4)
       State taxes net of U.S. federal benefit          4.7      0.3      (0.7)
       Other                                           (7.9)   (10.3)      2.0
       Minimum tax                                      2.7      2.6
                                                      ------   ------    ------
     Effective tax rate                               (34.5%)  (41.9%)   (33.1%)
                                                      ------   ------     -----
                                                      ------   ------     -----

The income tax provision (benefit) consists of:

                                             YEAR ENDED SEPTEMBER 30,
                                  ---------------------------------------------
                                      1993            1992             1991
                                  -----------     -----------      ------------
     Current - Federal            $   194,565     $   233,386      $   204,731
               State                  104,578         133,437          (69,135)
                                  -----------     -----------      -----------
                                      299,143         366,823          135,596
                                  -----------     -----------      -----------

     Deferred - Federal              (713,094)     (2,454,957)      (3,410,419)
                State                 (15,653)       (109,867)         (42,878)
                                  -----------     -----------       ----------
                                     (728,747)     (2,564,824)      (3,453,297)
                                   ----------     -----------       ----------
                                  $  (429,604)    $(2,198,001)     $(3,317,701)
                                  -----------     -----------      -----------
                                  -----------     -----------      -----------

     Income tax expense for fiscal 1992 consists of ($3,290,512) on loss from operations and $1,092,511 on the extraordinary item.

     For Federal tax reporting purposes, net operating losses of $21,200,000 and tax credits of $657,020 are available to be carried to future periods expiring in fiscal years 2002 through 2008.

     For financial reporting purposes, deferred tax liabilities have been reduced by the tax effect of net operating loss carryforwards to the extent the liabilities consist of temporary differences such as depreciation which are expected to reverse during the statutory carryforward periods. Upon recognition $8,974,480 will be credited to deferred taxes.

     Provision for income taxes was calculated according to Accounting Principles Board Opinion No. 11 "Accounting for Income Taxes" in 1993, 1992 and 1991. Effective October 1, 1993, the Company will change its method of accounting for income taxes to the asset and liability method required by Statement of Financial Accounting Standards No. 109. Prior years' financial statements will not be restated. The cumulative effect of adopting this accounting statement will not be material.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   LONG-TERM DEBT

     The range of interest rates and maturities of the long-term debt at September 30, 1993, are summarized below:

          First mortgages - prime + 1.5% to 11.125%, due 1994 to 2007 Capitalized leases - 10.5%, due 1994 to 1995
          Chattel mortgages - 11% to 12.684%, due 1994 to 1998
          Installment loans and others - 6.5% to 10%, due 1994 to 2000

     Long-term debt including capitalized leases matures as follows:

                                     YEAR ENDED SEPTEMBER 30,
                                -----------------------------------
                                       1993                  1992
                                -------------          ------------
          1993                  $                      $  5,240,271
          1994                      3,243,325             3,201,446
          1995                     10,353,060             9,833,393
          1996                     38,205,212            36,513,578
          1997                     40,722,026            40,589,710
          1998                      1,798,862
          Subsequent               10,086,123            11,465,160
                                -------------          ------------
                                  104,408,608          $106,843,558
                                -------------         -------------
                                -------------         -------------

     The major portion of the Company's property and equipment is pledged as collateral on mortgage and lease obligations. The Company is guarantor of the major portion of the debt of its subsidiaries.

     Under terms of a debt renewal agreement completed on December 22, 1992, with one of its major lenders, the Company refinanced $42,269,013 of debt, on which the Company gave an unlimited guarantee for a period of one year. Stock of a Company subsidiary is pledged for the debt. The lender retained a first mortgage on previously secured assets and obtained a second mortgage on additional property which was owned by the Company's subsidiary. The agreement contains certain covenants including limitations on dividend distributions and fixed charge ratios of a subsidiary. The debt matures September 30, 1997.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   LEASES

     The Company is obligated under long-term leases primarily for the lease of various hotel properties and equipment. In addition to specified minimum annual rentals, some of the leases provide for contingent rentals based on percentages of revenue; most require payment by the lessee of property taxes, insurance and maintenance. The leases extend for varying periods; some contain renewal options. Rentals to be received from noncancelable subleases are not material. The Company's property held under capital leases, included in property, plant, and equipment in the balance sheet, consists of real estate of $3,714,804 in 1993 and $5,135,159 in 1992. Accumulated depreciation was $3,938,283 in 1993 and $5,082,199 in 1992.

     Rent expense included in the accompanying consolidated statements of income was as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------
                                              1993         1992         1991
                                          ----------   ----------  ----------
     Capital Leases:
          Minimum rentals                 $  633,655   $  656,488  $  734,928
          Contingent rentals                 515,914      633,266     705,618
                                          ----------   ----------  ----------
                                           1,149,569    1,289,754   1,440,546
                                          ----------   ----------  ----------

     Operating Leases:
          Minimum rentals                  1,053,342    1,313,731   1,436,566
          Contingent rentals                 641,842      493,975   1,101,188
                                          ----------   ----------  ----------
                                           1,695,184    1,807,706   2,537,754
                                          ----------   ----------  ----------
                                          $2,844,753   $3,097,460  $3,978,300
                                          ----------   ----------  ----------
                                          ----------   ----------  ----------

     The future minimum rental commitments for all noncancelable leases at September 30, 1993, are summarized below:

     YEARS ENDING                                     CAPITAL     OPERATING
     SEPTEMBER 30,                                    LEASES        LEASES
     -------------                                 ----------    ----------
          1994                                     $  522,100    $  835,814
          1995                                         54,600       176,744
          1996                                                       67,849
          1997                                                       66,889
          1998                                                       66,889
          Subsequent years                                        2,020,205
                                                   ----------    ----------
          Total minimum rentals                       576,700    $3,234,390
          Less interest portion                        34,579    ----------
                                                   ----------    ----------
          Present value of net minimum rentals     $  542,121
                                                  -----------
                                                  -----------

     The interest rate on the capital leases is 10.5%; this rate was used in computing the present value.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   PENSION AND EXECUTIVE BONUS PLANS

     The Company's defined benefit pension plan covered substantially all employees who met certain minimum employment requirements and who were not covered by a collective bargaining agreement. The Company's funding policy was to contribute annually the minimum amount that could be deducted for federal income tax purposes. Contributions were intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company adopted Financial Accounting Standards Board Statement Number 87 "Employers' Accounting for Pensions" in 1990.

     The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at September 30, 1993, 1992 and 1991.

                                                            1993                1992                   1991
                                                    -----------------   ----------------          --------------
     Actuarial present value of benefit
      obligations:
       Accumulated benefit obligation,
       including vested benefits of
       $3,015,972 in 1991                            $                   $                         $ 3,015,972
                                                     ------------        ------------              -----------
                                                     ------------        ------------              -----------
     Projected benefit obligation for
      service rendered to date                       $                   $                         $(3,015,972)
     Plan assets at fair value, primarily
      insurance contract                                                                             3,016,030
                                                     ------------        ------------              -----------
     Projected plan assets in excess of
      benefit obligation                             $                   $                        $         58
                                                     ------------        ------------             ------------
                                                     ------------        ------------             ------------
     Previously recognized net obligation            $                   $                        $    210,253
     Net obligation recognized in current
          fiscal year                                                                                 (210,253)
                                                     ------------        ------------             ------------
     Recognized net obligation                       $                   $                       $         -0-
                                                     ------------        ------------             ------------
                                                     ------------        ------------             ------------
       Net pension cost includes the
        following components:
         FASB 87 obligation                          $                   $                       $    (210,253)
         Net pension expenses                              76,785             85,635                   105,505
                                                     ------------        ------------             ------------
     Net pension cost                                $     76,785        $    85,635             $    (104,748)
                                                     ------------        ------------             ------------
                                                     ------------        ------------             ------------

     The weighted-average discount rate and rate of decrease in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8 percent and 5 percent, respectively. The expected long-term rate of return on assets was 8 percent.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   PENSION AND EXECUTIVE BONUS PLANS (Continued)

     Effective September 30, 1989 the Company began termination of the plan and settlement of the vested accumulated obligation. The Company has substantially completed the distribution of all vested benefits due under the pension plan.

     The Company has an executive bonus plan which covers full time executive officers of the Company. The plan provides for a distribution of 1% to 3% of consolidated income before taxes and unusual items. No amounts were approved for distribution in 1993, 1992 or 1991.

     Effective January, 1992, the Company adopted a Retirement Savings 401(k) Plan. The plan is available to all employees with one year of service who are not covered by a collective bargaining agreement who have attained age 21. The Company deposits elective deferral contributions which have been withheld from employee compensation. The Company may also make a discretionary contribution in such amount it deems advisable. No discretionary contributions have been made by the Company. In addition, the Company matches a portion of the employee contribution up to 4% of their annual earnings. Company contribution was $287,923 for 1993 and $178,635 for 1992. All contributions to the Plan, other than discretionary contributions, are 100% non-forfeitable.

6.   COMMITMENTS AND CONTINGENCIES

     Under the terms of the Holiday Inn, Hampton Inn, Ramada, Howard Johnson, Super 8 and Days Inn franchises, the Company is committed to make annual payments for franchise fees, reservation service, and advertising. The amounts due under the agreements were $5,735,441 for 1993, $5,757,912 for 1992, and $6,370,896 for 1991.

     There are a number of guest and customer claims, employee wage claims, and other disputed amounts outstanding against the Company, all of which occurred in the ordinary course of business. Counsel has advised that there is no material exposure to the Company in these matters.

     The Company is self insured for various levels of general liability, worker's compensation and employee medical coverages. Accrued insurance claims include the accrual of estimated settlements from known and anticipated claims.

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   (UNAUDITED) QUARTERLY RESULTS OF OPERATIONS

     The following is a summary of the (unaudited) quarterly results of operations for the years ended September 30, 1993, and September 30, 1992:

                                                                                            QUARTERS
                                                                    ---------------------------------------------------------
                                                                         FIRST        SECOND         THIRD          FOURTH
                                                                    ------------   ------------   ------------    -----------
1993
Revenues                                                             $21,400,817    $22,881,441    $24,400,817    $24,239,744
                                                                    ------------   ------------   ------------    -----------

Net income (loss)                                                    $(1,909,569)   $   563,693    $   (63,724)   $   593,123
                                                                    ------------   ------------   ------------    -----------
Earnings per share                                                   $     (0.72)   $      0.21    $     (0.02)   $      0.22
                                                                    ------------   ------------   ------------    -----------
                                                                    ------------   ------------   ------------    -----------

1992
Revenues                                                             $24,702,066    $25,093,342    $23,787,513    $25,578,071
                                                                    ------------   ------------   ------------    -----------
Net income (loss) before
  extraordinary item                                                 $(2,637,953)   $  (161,026)   $  (736,788)   $(1,415,329)
Extraordinary item - gain
  on settlement of debt
  (net of income tax)                                                                 1,906,465            369
                                                                     -----------    -----------    -----------     ----------
Net income (loss)                                                    $(2,637,953)   $ 1,745,439    $  (736,419)   $(1,415,329)
                                                                     -----------    -----------    -----------    -----------
                                                                     -----------    -----------    -----------    -----------

Earnings per share:
  Income (loss) before
    extraordinary item                                               $     (1.00)   $     (0.06)   $     (0.27)   $     (0.54)
  Income from extraordinary
    item                                                                                   0.72

                                                                     -----------    -----------    -----------    -----------
Net income (loss)                                                    $     (1.00)   $      0.66    $     (0.27)   $     (0.54)
                                                                     -----------    -----------    -----------    -----------
                                                                     -----------    -----------    -----------    -----------

                       UNITED INNS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   SEGMENT INFORMATION

     The Company has one primary business segment, the operation of hotel properties. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. All revenues were derived from domestic operations. There are no major customers and no government contracts.

9.   GAIN (LOSS) FROM PROPERTY DISPOSITIONS

     Gain on property dispositions in 1993 include gain of $1,257,943 on the sale of one property, recognition of a deferred gain of $183,927 on a property sold in 1992 and a loss of $191,138 on termination of a lease.

     Included in 1992 property dispositions were the sale of two operating properties for a net gain of $482,378, the demolition and write off of a closed hotel for a loss of $1,187,963, and a loss of $431,454 resulting from the exercise of a purchase option for the joint venture partner's 50% interest in a hotel. Additionally the termination of a lease on an operating property resulted in a loss of $464,467. A $2,029,865 loss resulting from the sale and write down of car wash properties was also recognized in 1992.

10.  DEBT EXTINGUISHMENT AND LOSS CONTINGENCY

     In March, 1992 a conveyance was made of two hotels to the mortgage holder, resulting in a debt deficiency of $4,200,000. This deficiency was settled for a cash payment of $1,200,000 resulting in a net of tax gain of $1,906,834 on the debt settlement. An estimated loss contingency of $1,718,279 recorded in 1991 on the property conveyance was settled at $1,330,440 in March, 1992 resulting in a loss recovery credit of $387,839.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Registration fee to the SEC. . . . . . . . . . . . . . . . . . .$  295
          Printing expense . . . . . . . . . . . . . . . . . . . . . . . . . 250
          Accounting fees and expense. . . . . . . . . . . . . . . . . . . 1,000
          Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . 2,500
          Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .   955
                                                                          ------
          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$5,000
                                                                          ------
                                                                          ------

     All fees and expenses are estimates except for the registration fee to the SEC.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Laws of the State of Delaware authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. UII has adopted the provisions of the Delaware statute pursuant to
Section 4 of its Bylaws. Also, UII has a "Directors' and Officers' Liability Insurance Policy" which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     Section 102(b)(7) of the General Corporation Laws of the State of Delaware, permits the inclusion in the certificate of incorporation charter of a Delaware corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. UII has adopted the provisions of the statute in
Article 9 of its certificate of incorporation.

     The shareholders of UII have approved an amendment to Article 9 of the Bylaws pursuant to which UII is required to indemnify each director and any officers designated by the UII Board, and advance expenses, to the maximum extent not prohibited by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     None

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits
 Number                            Description
 ------                            -----------
  3.1          Articles of Incorporation and Amendments          (1)

  3.2          Bylaws of Company as currently in effect          (4)


  3.3          Articles of Incorporation Amendment 2/16/87       (9)

 10.1          Holiday Inns, Inc. License Agreement 9/18/61      (1)

 10.2          Holiday Inns, Inc. License Agreement 10/29/62     (1)

 10.3          Holiday Inns, Inc. License Agreement 5/08/67      (1)

 10.4          Holiday Inns, Inc. License Agreement 5/08/67      (1)

 10.5          Holiday Inns, Inc. License Agreement 9/05/67      (1)

 10.6          Holiday Inns, Inc. License Agreement 9/13/67      (1)

 10.7          Holiday Inns, Inc. License Agreement 7/16/68      (1)

 10.8          Holiday Inns, Inc. License Agreement 7/16/68      (1)

 10.9          Holiday Inns, Inc. License Agreement 8/29/69      (1)

 10.10         Holiday Inns, Inc. License Agreement 2/06/70      (1)

 10.11         Holiday Inns, Inc. License Agreement 3/22/71      (1)

 10.12         Holiday Inns, Inc. License Agreement 11/22/71     (1)

 10.13         Holiday Inns, Inc. License Agreement 11/22/71     (1)

 10.14         Holiday Inns, Inc. License Agreement 3/20/72      (1)

 10.15         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.16         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.17         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.18         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.19         Holiday Inns, Inc. License Agreement 8/21/72      (1)

Exhibits
 Number                            Description
 ------                            -----------
 10.20         Holiday Inns, Inc. License Agreement 8/11/72      (1)

 10.21         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.22         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.23         Holiday Inns, Inc. License Agreement 8/21/72      (1)

 10.24         Holiday Inns, Inc. License Agreement 6/25/76      (1)

 10.25         Holiday Inns, Inc. License Agreement 9/01/78      (1)

 10.26         Holiday Inns, Inc. License Agreement 9/01/78      (1)

 10.27         Holiday Inns, Inc. Licenses
               Extension Agreement 3/5/76                        (1)

 10.28         Lease, Millsaps College Development Corp. to
               Jackson Med.-Center Inn, Inc.                     (2)

 10.29         Lease, Paul Drummett to Houston
               Airport Inn, Inc.                                 (2)

 10.30         Addendum to Lease, Paul Drummett to Houston
               Airport Inn, Inc., Item 10.29 above.              (1)

 10.31         Lease, Mid Atlanta Investment Company to
               Lammons Hotel Courts, Inc.                        (2)

 10.32         Amendments to Lease, Mid Atlanta Investment
               Company to Lammons Hotel Courts, Inc., Item
               10.31 above.                                      (1)

 10.33         Lease, Natala Corp. to United Enterprises, Inc.   (2)

 10.34         Amendments to Lease, Natala Corp. to United
               Enterprises, Inc., Item 10.33 above.              (1)

 10.35         Lease Marietta Inns, Inc. to Hardy Inn, Inc.      (2)

 10.36         Lease, Paul Barkley to United Enterprises, Inc.   (2)

 10.37         Lease, 555 Real Estate Company to Jacksonville
               Motor Inn, Inc.                                   (2)

 10.38         Lease, Gaines Manufacturing Co., Inc. and
               City of McKenzie                                  (2)

 10.39         Amendment to Lease, Gaines Manufacturing Co.,
               Inc. and City of McKenzie, Item 10.38 above       (1)

 10.40         Sub-lease, C.W.S. Scottsdale, Inc. and
               Transcontinental Motor Hotels, Inc. and
               underlying ground lease between Raymond
               and Lenore R. Silverman and
               C.W.S. Scottsdale, Inc.                           (1)

 10.41         Lease, C.W.S. San Jose, Inc. to TMH Motor
               Hotels, Inc. with option agreement and
               underlying sub-lease between Claitor
               Properties, Inc. and C.W.S. San Jose, Inc.
               and ground lease between Dorothy
               Kiersted and Claitor Properties (filed
               as Exhibits 13(b)(1) through 13(b)(8) to
               Midwestern Companies, Inc. (which subsequently
               changed its name to Transcontinental Motor
               Hotels, Inc., which merged with Company on
               December 1, 1972) Form 8-K for month of November,
               1968 filed on December 9, 1968 and incorporated
               herein by reference)                              (1)

 10.42         Lease and Amendment, B.R.S.T. Corporation
               and Transcontinental Motor Hotels, Inc.           (1)

 10.43         Lease, Amendment and Guaranties, Elm Place
               Corp. and Transcontinental Motor Hotels, Inc.     (1)

 10.44         Lease and Amendment, Trammell Crow and
               Glenjon, Inc.                                     (1)

 10.45         Joint Venture Agreement between Allied
               Investments and Northside Inns, Inc.
               and Management Agreement between the Joint
               Venture (Northside Hotel Investors) and
               United Inns of Tennessee, Inc.                    (1)

 10.46         Description of the criteria of the Executive
               Bonus Plan of United Inns, Inc.                   (1)

Exhibits
 Number                            Description
 ------                            -----------
 10.47         Holiday Inns, Inc. License
               Agreement 2/10/78                                 (3)

 10.48         Holiday Inns, Inc. License
               Agreement 2/16/79                                 (3)

 10.49         Holiday Inns, Inc. License
               Agreement 10/2/80                                 (3)

 10.50         Holiday Inns, Inc. License
               Agreement 1/23/81                                 (3)

 10.51         Holiday Inns, Inc. License
               Agreement 5/11/81                                 (3)

 10.52         Amendments to Joint Venture
               Agreement between Allied
               Investments and Northside Inn, Inc.,
               Item 10.45 above                                  (3)

 10.53         Assignment of interest in
               Master Lease to Transcontinental
               Motor Hotels, Inc., Item
               10.40 above                                       (3)

 10.54         United Inns, Inc. Employees
               Pension Plan                                      (3)

 10.55         Holiday Inns, Inc. License
               Agreement 10/2/80                                 (4)

 10.56         Hilton Inns, Inc. License
               Agreement 10/27/80                                (4)

 10.57         Holiday Inns, Inc. License
               Agreement 12/19/80                                (4)

 10.58         Holiday Inns, Inc. License
               Agreement 12/19/80                                (4)

 10.59         Holiday Inns, Inc. License
               Agreement 3/27/81                                 (4)

 10.60         Holiday Inns, Inc. License
               Agreement  4/7/81                                 (4)

 10.61         Holiday Inns, Inc. License                        (5)
               Agreement  5/2/79

 10.62         Holiday Inns, Inc. License                        (5)
               Agreement 12/19/80

 10.63         Holiday Inns, Inc. License                        (5)
               Agreement 3/31/81

 10.64         Holiday Inns, Inc. License                        (5)
               Agreement 5/12/83

 10.65         Holiday Inns, Inc. License                        (6)
               Agreement 4/25/84

 10.66         Executives Optional Deferred                      (7)
               Compensation Plan of United
               Inns, Inc. 10/1/84

 10.67         Hilton Inns, Inc.                                 (7)
               License Agreement 6/13/85

Exhibits
 Number                            Description
 ------                            -----------
 10.68         Termination of Lease and Guaranty                 (7)
               (Exhibit 10.37) 10/31/85

 10.69         Hampton Inns, Inc., a division                    (8)
               of Holiday Inns, Inc.
               License Agreement 10/23/85

 10.70         Holiday Inns, Inc.                                (8)
               License Agreement 1/17/86

 10.71         Hampton Inns, Inc., a division                    (8)
               of Holiday Inns, Inc.
               License Agreement 7/10/86

 10.72         Best Western International, Inc.                  (8)
               License Agreement 7/28/86

 10.73         Termination of Lease and Agreement                (9)
               (Exhibit 10.35) 5/19/87

 10.74         Days Inns of America Franchising, Inc.
               License Agreement 4/17/89 (Flagstaff)             (10)

 10.75         Days Inns of America Franchising, Inc.            (11)
               License Agreement 12/29/89 (Houston I-10
               East)

 10.76         Days Inns of America Franchising, Inc.            (11)
               License Agreement 12/29/89 (Houston I-10
               West)

 10.77         Days Inns of America Franchising, Inc.            (11)
               License Agreement 02/07/90 (Dallas Regal
               Row)

 10.78         Ramada, Inc. License Agreement 09/17/91           (12)
               (Atlanta Downtown)

 10.79         Hampton Inn Hotel Division of Embassy             (12)
               Suites, Inc. License Agreement 03/20/91
               Houston I-10 East)

 10.80         Holiday Inns Franchising, Inc. License            (12)
               Agreement 10/11/90 (Jackson Medical
               Center)

 10.81         Holiday Inns Franchising, Inc. License            (12)
               Agreement 06/18/91 (Houston Medical
               Center)

 10.82         Holiday Inn Franchising, Inc. License             (12)
               Agreement 06/18/91 (Santa Barbara)

 10.83         Termination of Lease and Agreement                (12)
               (Exhibit 10.33) 02/10/91

 10.84         Hanna Acceptance Corporation, John                (12)
               Mitchell, Inc., Chapter 11 Trustee of
               Daniel C. Hanna

*11            Statement Regarding Computation of
               Earnings Per Share

*22            Subsidiaries of the Company

*23(b)         Consent of Heiskell, Donelson, Bearman, Adams,
               Williams & Caldwell, included in Exhibit 5

*24            Consent of Frazee, Tate and Associates

*28 Consulting Agreement dated as of August 13, 1993 by and between United Inns, Inc. and Geller & Co.

- --------------------
*  Previously filed.

(1) Filed as an Exhibit to the Company's report on Form 10-K (File No. 1-6848) filed with the Commission on December 27, 1980 and incorporated herein by reference.

(2) Filed as an Exhibit to Registration Statement No. 2-42059, Form S-1, filed with the commission on October 7, 1971 and incorporated herein by reference.

(3) Filed as an Exhibit to the Company's report on Form 10-K (File No. 1-6848) filed with the Commission on December 28, 1981 and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1982 and incorporated herein by reference.

(5) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1983 and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1984, and incorporated herein by reference.

(7) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 27, 1985, and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 12, 1987, and incorporated herein by reference.

(9) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 6, 1988, and incorporated herein by reference.

(10) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 4, 1990, and incorporated herein by reference.

(11) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 15, 1991, and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 14, 1992, and incorporated herein by reference.

Financial Statement Schedules

Schedule III  - Condensed Financial Information of Company

Schedule IV   - Indebtedness of Affiliates - Not Current

Schedule V    - Property and Equipment

Schedule VI   - Accumulated Depreciation of Property and Equipment

Schedule VIII - Valuation and Qualifying Accounts

Schedule X    - Supplementary Income Statement Information

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement:

      (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect any facts or events arising after the effective date (or most recent post-effective amendment) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required [or] to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company for expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirement of the Securities Act of 1933, the Company has duly caused its Amendment No. 3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on October 28, 1994.


                                        UNITED INNS, INC.

                                        By:/s/Don W. Cockroft
                                        ----------------------------------------


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                        Title                         Date
      ---------                        -----                         ----

/s/ Don W. Cockroft          President, Chief Executive          October 28, 1994
- ------------------------     Officer and Director (principal
Don W. Cockroft              executive officer)

/s/ J. Don Miller            Vice President and Chief            October 28, 1994
- ------------------------     Financial Officer (principal
J. Don Miller                financial officer)

/s/        *                 Director                            October 28, 1994
- ------------------------
Robert L. Cockroft

/s/        *                 Director                            October 28, 1994
- ------------------------
J. Howard Lammons

                             Director                            October __, 1994
- ------------------------
Janet Virgin

                             Director                            October __, 1994
- ------------------------
Ronald J. Wareham

/s/        *                 Director                            October 28, 1994
- ------------------------
Howard W. Loveless

* By /s/ Don W. Cockroft                                         October 28, 1994
         as Attorney-in-Fact

     (c)                        INDEX TO EXHIBITS

Exhibit No.    Exhibit Description                                        Page No.
- -----------    -------------------                                        -------
 3.1           Articles of Incorporation and Amendments          (1)

 3.2           Bylaws of Company as currently in effect          (4)

 3.3           Articles of Incorporation Amendment 2/16/87       (9)

10.1           Holiday Inns, Inc. License Agreement 9/18/61      (1)

10.2           Holiday Inns, Inc. License Agreement 10/29/62     (1)

10.3           Holiday Inns, Inc. License Agreement 5/08/67      (1)

10.4           Holiday Inns, Inc. License Agreement 5/08/67      (1)

10.5           Holiday Inns, Inc. License Agreement 9/05/67      (1)

10.6           Holiday Inns, Inc. License Agreement 9/13/67      (1)

10.7           Holiday Inns, Inc. License Agreement 7/16/68      (1)

10.8           Holiday Inns, Inc. License Agreement 7/16/68      (1)

10.9           Holiday Inns, Inc. License Agreement 8/29/69      (1)

10.10          Holiday Inns, Inc. License Agreement 2/06/70      (1)

10.11          Holiday Inns, Inc. License Agreement 3/22/71      (1)

10.12          Holiday Inns, Inc. License Agreement 11/22/71     (1)

10.13          Holiday Inns, Inc. License Agreement 11/22/71     (1)

10.14          Holiday Inns, Inc. License Agreement 3/20/72      (1)

10.15          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.16          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.17          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.18          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.19          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.20          Holiday Inns, Inc. License Agreement 8/11/72      (1)

10.21          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.22          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.23          Holiday Inns, Inc. License Agreement 8/21/72      (1)

10.24          Holiday Inns, Inc. License Agreement 6/25/76      (1)

10.25          Holiday Inns, Inc. License Agreement 9/01/78      (1)

10.26          Holiday Inns, Inc. License Agreement 9/01/78      (1)

10.27          Holiday Inns, Inc. Licenses
               Extension Agreement 3/5/76                        (1)

Exhibit No.    Exhibit Description                                        Page No.
- -----------    -------------------                                        -------

10.28          Lease, Millsaps College Development Corp. to
               Jackson Med.-Center Inn, Inc.                     (2)

10.29          Lease, Paul Drummett to Houston
               Airport Inn, Inc.                                 (2)

10.30          Addendum to Lease, Paul Drummett to Houston
               Airport Inn, Inc., Item 10.29 above.              (1)

10.31          Lease, Mid Atlanta Investment Company to
               Lammons Hotel Courts, Inc.                        (2)

10.32          Amendments to Lease, Mid Atlanta Investment
               Company to Lammons Hotel Courts, Inc., Item
               10.31 above.                                      (1)

10.33          Lease, Natala Corp. to United Enterprises, Inc.   (2)

10.34          Amendments to Lease, Natala Corp. to United
               Enterprises, Inc., Item 10.33 above.              (1)

10.35          Lease Marietta Inns, Inc. to Hardy Inn, Inc.      (2)

10.36          Lease, Paul Barkley to United Enterprises, Inc.   (2)

10.37          Lease, 555 Real Estate Company to Jacksonville
               Motor Inn, Inc.                                   (2)

10.38          Lease, Gaines Manufacturing Co., Inc. and
               City of McKenzie                                  (2)

10.39          Amendment to Lease, Gaines Manufacturing Co.,
               Inc. and City of McKenzie, Item 10.38 above       (1)

10.40          Sub-lease, C.W.S. Scottsdale, Inc. and
               Transcontinental Motor Hotels, Inc. and
               underlying ground lease between Raymond
               and Lenore R. Silverman and
               C.W.S. Scottsdale, Inc.                           (1)

10.41          Lease, C.W.S. San Jose, Inc. to TMH Motor
               Hotels, Inc. with option agreement and
               underlying sub-lease between Claitor
               Properties, Inc. and C.W.S. San Jose, Inc.
               and ground lease between Dorothy
               Kiersted and Claitor Properties (filed
               as Exhibits 13(b)(1) through 13(b)(8) to
               Midwestern Companies, Inc. (which subsequently
               changed its name to Transcontinental Motor
               Hotels, Inc., which merged with Company on
               December 1, 1972) Form 8-K for month of November,
               1968 filed on December 9, 1968 and incorporated
               herein by reference)                              (1)

10.42          Lease and Amendment, B.R.S.T. Corporation
               and Transcontinental Motor Hotels, Inc.           (1)

10.43          Lease, Amendment and Guaranties, Elm Place
               Corp. and Transcontinental Motor Hotels, Inc.     (1)

10.44          Lease and Amendment, Trammell Crow and
               Glenjon, Inc.                                     (1)

Exhibit No.    Exhibit Description                                        Page No.
- -----------    -------------------                                        -------
10.45          Joint Venture Agreement between Allied
               Investments and Northside Inns, Inc.
               and Management Agreement between the Joint
               Venture (Northside Hotel Investors) and
               United Inns of Tennessee, Inc.                    (1)

10.46          Description of the criteria of the Executive
               Bonus Plan of United Inns, Inc.                   (1)

10.47          Holiday Inns, Inc. License
               Agreement 2/10/78                                 (3)

10.48          Holiday Inns, Inc. License
               Agreement 2/16/79                                 (3)

10.49          Holiday Inns, Inc. License
               Agreement 10/2/80                                 (3)

10.50          Holiday Inns, Inc. License
               Agreement 1/23/81                                 (3)

10.51          Holiday Inns, Inc. License
               Agreement 5/11/81                                 (3)

10.52          Amendments to Joint Venture
               Agreement between Allied
               Investments and Northside Inn, Inc.,
               Item 10.45 above                                  (3)

10.53          Assignment of interest in
               Master Lease to Transcontinental
               Motor Hotels, Inc., Item
               10.40 above                                       (3)

10.54          United Inns, Inc. Employees
               Pension Plan                                      (3)

10.55          Holiday Inns, Inc. License
               Agreement 10/2/80                                 (4)

10.56          Hilton Inns, Inc. License
               Agreement 10/27/80                                (4)

10.57          Holiday Inns, Inc. License
               Agreement 12/19/80                                (4)

10.58          Holiday Inns, Inc. License
               Agreement 12/19/80                                (4)

10.59          Holiday Inns, Inc. License
               Agreement 3/27/81                                 (4)

10.60          Holiday Inns, Inc. License
               Agreement  4/7/81                                 (4)

10.61          Holiday Inns, Inc. License                        (5)
               Agreement  5/2/79

10.62          Holiday Inns, Inc. License                        (5)
               Agreement 12/19/80

10.63          Holiday Inns, Inc. License                        (5)
               Agreement 3/31/81

Exhibit No.    Exhibit Description                                        Page No.
- -----------    -------------------                                        -------
10.64          Holiday Inns, Inc. License                        (5)
               Agreement 5/12/83

10.65          Holiday Inns, Inc. License                        (6)
               Agreement 4/25/84

10.66          Executives Optional Deferred                      (7)
               Compensation Plan of United
               Inns, Inc. 10/1/84

10.67          Hilton Inns, Inc.                                 (7)
               License Agreement 6/13/85

10.68          Termination of Lease and Guaranty                 (7)
               (Exhibit 10.37) 10/31/85

10.69          Hampton Inns, Inc., a division                    (8)
               of Holiday Inns, Inc.
               License Agreement 10/23/85

10.70          Holiday Inns, Inc.                                (8)
                 License Agreement 1/17/86

10.71          Hampton Inns, Inc., a division                    (8)
               of Holiday Inns, Inc.
               License Agreement 7/10/86

10.72          Best Western International, Inc.                  (8)
               License Agreement 7/28/86

10.73          Termination of Lease and Agreement                (9)
               (Exhibit 10.35) 5/19/87

10.74          Days Inns of America Franchising, Inc.
               License Agreement 4/17/89 (Flagstaff)             (10)

10.75          Days Inns of America Franchising, Inc.            (11)
               License Agreement 12/29/89 (Houston I-10
               East)

10.76          Days Inns of America Franchising, Inc.            (11)
               License Agreement 12/29/89 (Houston I-10
               West)

10.77          Days Inns of America Franchising, Inc.            (11)
               License Agreement 02/07/90 (Dallas Regal
               Row)

10.78          Ramada, Inc. License Agreement 09/17/91           (12)
               (Atlanta Downtown)

10.79          Hampton Inn Hotel Division of Embassy             (12)
               Suites, Inc. License Agreement 03/20/91
               Houston I-10 East)

10.80          Holiday Inns Franchising, Inc. License            (12)
               Agreement 10/11/90 (Jackson Medical
               Center)

10.81          Holiday Inns Franchising, Inc. License            (12)
               Agreement 06/18/91 (Houston Medical
               Center)

Exhibit No.    Exhibit Description                                        Page No.
- -----------    -------------------                                        -------
 10.82         Holiday Inn Franchising, Inc. License             (12)
               Agreement 06/18/91 (Santa Barbara)

 10.83         Termination of Lease and Agreement                (12)
               (Exhibit 10.33) 02/10/91

 10.84         Hanna Acceptance Corporation, John                (12)
               Mitchell, Inc., Chapter 11 Trustee of
               Daniel C. Hanna

 11            Statement Regarding Computation of
               Earnings Per Share

 22            Subsidiaries of the Company

*23(b)         Consent of Heiskell, Donelson, Bearman, Adams,
               Williams & Caldwell, included in Exhibit 5

 24            Consent of Frazee, Tate and Associates

*28 Consulting Agreement dated as of August 13, 1993 by and between United Inns, Inc. and Geller & Co.

- ------------------------
*   Previously filed

                                      II-12

INDEX TO EXHIBITS (cont.)

(1) Filed as an Exhibit to the Company's report on Form 10-K (File No. 1-6848) filed with the Commission on December 27, 1980 and incorporated herein by reference.

(2) Filed as an Exhibit to Registration Statement No. 2-42059, Form S-1, filed with the commission on October 7, 1971 and incorporated herein by reference.

(3) Filed as an Exhibit to the Company's report on Form 10-K (File No. 1-6848) filed with the Commission on December 28, 1981 and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1982 and incorporated herein by reference.

(5) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1983 and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 28, 1984, and incorporated herein by reference.

(7) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on December 27, 1985, and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 12, 1987, and incorporated herein by reference.

(9) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 6, 1988, and incorporated herein by reference.

(10) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 4, 1990, and incorporated herein by reference.

(11) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 15, 1991, and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's report on (Form 10-K File No. 1-6848) filed with the Commission on January 14, 1992, and incorporated herein by reference.

Financial Statement Schedules

Schedule III  - Condensed Financial Information of Company

Schedule IV   - Indebtedness of Affiliates - Not Current

Schedule V    - Property and Equipment

Schedule VI   - Accumulated Depreciation of Property and Equipment

Schedule VIII - Valuation and Qualifying Accounts

Schedule X    - Supplementary Income Statement Information

                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
United Inns, Inc.
Memphis, Tennessee

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of United Inns, Inc., and subsidiaries included in this Registration Statement on Form S-1, and have issued our report thereon dated December 3, 1993. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The supplemental financial statement schedules contained herein are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                        /s/ Frazee, Tate & Associates
                                        -----------------------------
                                        FRAZEE, TATE & ASSOCIATES

Memphis, Tennessee
December 3, 1993

                  SCHEDULE III--CONDENSED FINANCIAL INFORMATION OF COMPANY

                         UNITED INNS, INC. (PARENT COMPANY)

                              COMPARATIVE BALANCE SHEET

                                        ASSETS

                                                               September 30,
                                        --------------------------------------------------------------
                                             1993                  1992                    1991
                                        ---------------      -----------------      ------------------
Current Assets
   Cash                                 $          124       $      3,013,672       $       1,559,642
   Current portion of notes receivable                                                         22,767
   Accounts receivable--other                    4,325                513,901                 104,027
   Prepaid expenses                          5,477,653              4,261,480               1,296,737
   Property held for sale                                           1,500,000
                                        ---------------      -----------------      ------------------
       Total current assets                  5,482,102              9,289,053               2,983,173
                                        ---------------      -----------------      ------------------

Investments
   Investments in Subsidiaries             (39,451,585)           (37,047,574)            (33,362,257)
   Due from Subsidiaries                    60,041,607             55,479,840              54,009,879
   Investments--at cost                         10,000                 10,000                  10,000
                                        ---------------      -----------------      ------------------
                                            20,600,022             18,442,266              20,657,622
                                        ---------------      -----------------      ------------------
Other Assets
   Deferred loan and other expenses            623,584              4,588,925               9,944,311
                                        ---------------      -----------------      ------------------






                                        ---------------      -----------------      ------------------
                                        $   26,705,708       $     32,320,244       $      33,585,106
                                        ---------------      -----------------      ------------------
                                        ---------------      -----------------      ------------------

The accompanying notes are an integral part of the financial statements.

                      SCHEDULE III--CONDENSED FINANCIAL INFORMATION OF COMPANY

                                  UNITED INNS, INC. (PARENT COMPANY)

                                       COMPARATIVE BALANCE SHEET

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          September 30,
                                                    -------------------------------------------------------
                                                         1993                 1992               1991
                                                    --------------       ---------------    ---------------
        Current Liabilities
            Bank overdraft                          $     483,802        $                  $
            Long-term debt--current                                              14,436          1,078,605
            Accounts payable--trade                       287,231             2,186,129          3,815,705
            Accrued expenses--interest and other        3,388,791             3,658,344            965,917
            Income taxes payable                           70,329               161,177             47,875
                                                    --------------       ---------------    ---------------
                Total current liabilities               4,230,153             6,020,086          5,908,102
                                                    --------------       ---------------    ---------------

        Long-Term Debt
            First mortgages--deferred portion                                 2,378,459          1,887,557
                                                    --------------       ---------------    ---------------

        Deferred Other                                  1,363,849             1,916,833            433,611
                                                    --------------       ---------------    ---------------

        Deferred Income Taxes                             142,057               218,745            525,201
                                                    --------------       ---------------    ---------------

        Stockholders' Equity
            Common stock--$1 par value--
              authorized 10,000,000 shares,
              issued 4,117,813 shares                   4,117,813             4,117,813          4,117,813
            Paid-in capital                            14,613,138            14,613,138         14,613,138
            Retained earnings                          46,327,060            47,143,532         50,187,794
                                                    --------------       ---------------    ---------------
                                                       65,058,011            65,874,483         68,918,745

            Less treasury shares at cost--
              1,476,904 shares in 1993 and 1992
                and 1,476,834 shares in 1991           44,088,362            44,088,362         44,088,110
                                                    --------------       ---------------    ---------------
                Total stockholders' equity             20,969,649            21,786,121         24,830,635
                                                    --------------       ---------------    ---------------
                                                    $  26,705,708        $   32,320,244     $   33,585,106
                                                    --------------       ---------------    ---------------
                                                    --------------       ---------------    ---------------

                   SCHEDULE III--CONDENSED FINANCIAL INFORMATION OF COMPANY

                              UNITED INNS, INC. (PARENT COMPANY)

                     COMPARATIVE STATEMENT OF INCOME AND RETAINED EARNINGS

                                   YEAR ENDED SEPTEMBER 30,

                                                       -------------    --------------------------------
                                                           1993              1992              1991
                                                       -------------    --------------    --------------
Income from Subsidiaries
        Fees                                           $  1,077,893      $  1,507,634     $   1,955,322
        Interest                                                  0           738,265           824,161
Income from Outsiders
        Interest                                            216,422           211,901           579,453
        Other                                                25,989            34,416            65,284
                                                       -------------     -------------     -------------
                                                          1,320,304         2,492,216         3,424,220
                                                       -------------     -------------     -------------
Expenses
        Administrative and general                          757,645           586,989           721,760
        Interest and financing                              224,975           667,726           487,939
                                                       -------------     -------------     -------------
                                                            982,620         1,254,715         1,209,699
                                                       -------------     -------------     -------------
Operating income                                            337,684         1,237,501         2,214,521

Loss on disposition of assets                                              (2,029,865)
                                                       -------------     -------------     -------------
Income (loss) from operations
        before income taxes                                 337,684          (792,364)        2,214,521
                                                       -------------     -------------     -------------
Income Taxes
        State                                                29,662             3,499             8,193
        U S Federal                                          12,776         1,011,580           681,556
                                                       -------------     -------------     -------------
                                                             42,438         1,015,079           689,749
                                                       -------------     -------------     -------------
Income (loss) before equity in
  subsidiaries' net income                                  295,246        (1,807,443)        1,524,772
        Subsidiaries' dividends                             800,000         1,000,000         1,850,000
        Equity in subsidiaries'
          undistributed net income                       (1,911,718)       (2,236,819)      (10,086,900)
                                                       -------------     -------------     ------------
Net income (loss)                                          (816,472)       (3,044,262)       (6,712,128)
Beginning retained earnings                              47,143,532        50,187,794        56,899,922
                                                       -------------     -------------     -------------
Ending retained earnings                               $ 46,327,060      $ 47,143,532      $ 50,187,794
                                                       -------------     -------------     -------------
                                                       -------------     -------------     -------------

The accompanying notes are an integral part of the financial statements.

                     SCHEDULE III--CONDENSED FINANCIAL INFORMATION OF COMPANY

                                UNITED INNS, INC. (PARENT COMPANY)

                               COMPARATIVE STATEMENT OF CASH FLOWS

                                    YEAR ENDED SEPTEMBER 30,

                                                                            -------------------------------------------------------
                                                                                 1993                1992               1991
                                                                            ---------------     --------------    -----------------
      OPERATING ACTIVITIES
      Net loss                                                                   $(816,472)       $(3,044,262)         $(6,712,128)
          Adjustments to reconcile net loss to net cash
            provided by (used in) operating activities:
                 Amortization                                                                         417,054              702,820
                 Loss on disposal of assets                                                         2,029,865
                 Deferred income taxes                                             (76,688)          (306,456)             136,352
                 Equity in subsidiaries' net loss                                1,604,011          1,236,819            8,236,900

          Changes to operating assets and liabilities:
                 Accounts receivable                                                                 (409,874)             431,161
                 Prepaid expenses                                               (1,093,573)          (744,382)            (191,687)
                 Bank overdraft                                                    483,802
                 Accounts payable                                                  449,101           (711,020)            (194,088)
                 Accrued expenses                                                   29,738             53,771             (981,183)
                 Income taxes payable                                              (90,848)           113,302           (1,806,550)
                                                                            ---------------     --------------    -----------------
      Net cash provided by (used in) operating activities                          489,071         (1,365,183)            (378,403)
                                                                            ---------------     --------------    -----------------
      INVESTING ACTIVITIES
                 Proceeds from sale of assets                                                       2,652,038
                 Payments on settlement on car wash assets                                         (1,200,000)
                 Other intercompany transactions--net change                    (2,999,283)         2,265,039          (10,934,411)
                 Other investing activities                                         49,648           (355,667)             (13,434)
                                                                            ---------------     --------------    -----------------
      Net cash provided by (used in) investing activities                       (2,949,635)         3,361,410          (10,947,845)
                                                                            ---------------     --------------    -----------------
      FINANCING ACTIVITIES
                 Payments on long-term debt                                                          (573,267)          (1,110,416)
                 Purchase of treasury shares                                                             (252)
                 Other financing activities                                       (552,984)            31,322
                                                                            ---------------     --------------    -----------------
      Net cash used in financing activities                                       (552,984)          (542,197)          (1,110,416)
                                                                            ---------------     --------------    -----------------
      Increase (decrease) in cash and cash equivalents                          (3,013,548)         1,454,030          (12,436,664)
      Cash and cash equivalents at beginning of year                             3,013,672          1,559,642           13,996,306
                                                                            ---------------     --------------    -----------------
      Cash and cash equivalents at end of year                                        $124         $3,013,672           $1,559,642
                                                                            ---------------     --------------    -----------------
                                                                            ---------------     --------------    -----------------

      Supplemental disclosures of cash flow information:
      Cash paid during the year for:
          Interest, net of amounts capitalized                                    $257,685           $543,838           $1,124,009
          State and federal income taxes                                           189,865                               1,851,017
      Supplemental schedule of noncash investing and
          financing activities:
          Acquisition (revaluation) of car wash assets                                             (1,168,774)             225,702

      The accompanying notes are an integral part of the financial statements.

           UNITED INNS, INC.  (PARENT COMPANY)

              NOTES TO FINANCIAL STATEMENTS

INVESTMENTS

Investments in, and notes and advances to, subsidiaries
(eliminated in consolidation) are stated at cost and have been adjusted for net advances, note payments, and undistributed earnings and losses since acquisition.

LONG-TERM DEBT

The long-term debt of Parent Company matures as follows:

                    Year Ended September 30,
           ----------------------------------------
               1993          1992          1991
           ------------  ------------  ------------

    1992   $             $             $  1,078,605
    1993                       14,436     1,078,605
    1994                       39,628       808,952
    1995                       50,950
    1996                       68,273
    1997                    2,219,608
           ------------  ------------  ------------
           $          0  $  2,392,895  $  2,966,162
           ------------  ------------  ------------
           ------------  ------------  ------------

The Parent Company is guarantor of the major portion of the debt of its subsidiaries.

OTHER MATTERS

Refer to the notes to the consolidated financial statements for further information regarding the following subjects:

          Federal income tax                 Note 2
          Long-term debt                     Note 3
          Pension and profit sharing         Note 5
          Commitments and contingencies      Note 6

                   SCHEDULE IV--INDEBTEDNESS OF AFFILIATES--NOT CURRENT

                                      UNITED INNS, INC.

                        FOR THE THREE YEARS ENDED SEPTEMBER 30, 1993
                                  (IN THOUSANDS OF DOLLARS)

- --------------------------------------------------------------------------------------------
        COLUMN A                COLUMN B            COLUMN C & D           COLUMN E


- --------------------------------------------------------------------------------------------
    NAME OF PERSONS       BALANCE AT BEGINNING          NET             BALANCE AT END
                                OF PERIOD         TRANSACTIONS (A)         OF PERIOD
- --------------------------------------------------------------------------------------------
ADVANCES TO WHOLLY-OWNED
SUBSIDIARIES
CONSOLIDATED IN THE
FINANCIAL STATEMENTS:

Year Ended
September 30, 1991              $ 41,104             $  12,906             $ 54,010
                                ---------            ---------             ---------
                                ---------            ---------             ---------
Year Ended
September 30, 1992              $ 54,010             $   1,470             $ 55,480
                                ---------            ---------             ---------
                                ---------            ---------             ---------
Year Ended
September 30, 1993              $ 55,480             $   4,562             $ 60,042
                                ---------            ---------             ---------
                                ---------            ---------             ---------


     Amounts consist of working capital advances to subsidiaries, return of excess funds not required for the normal operation of subsidiaries, administrative charges by the parent, and federal income tax charges or credit.

                                               SCHEDULE V--PROPERTY AND EQUIPMENT

                                               UNITED INNS, INC. AND SUBSIDIARIES
                                          FOR THE THREE YEARS ENDED SEPTEMBER 30, 1993
                                                    (IN THOUSANDS OF DOLLARS)

                                                 BALANCE AT      ADDITIONS      RETIREMENTS                         BALANCE AT
                                                 BEGINNING          AT              OR          RECLASSIFY             END
                CLASSIFICATION                   OF PERIOD         COST            SALES                            OF PERIOD
- ------------------------------------------------------------------------------------------------------------   ----------------
Year Ended September 30, 1991
   Land                                      $       24,638  $               $                 $     (1,790)    $       22,848(1)
   Buildings and improvements                       180,265           3,466            (681)        (21,154)           161,896
   Furniture and equipment                           44,558           3,776          (6,681)         (4,112)            37,541
   Leased property under capital leases               6,261                          (1,126)                             5,135
   Property held for sale                                                                            11,288             11,288
                                               -------------   -------------   -------------   -------------      -------------
                                                    255,722           7,242          (8,488)        (15,768)           238,708
   Construction in progress                           2,064          (1,639)                                               425
                                               -------------   -------------   -------------   -------------      -------------
                                             $      257,786  $        5,603  $       (8,488)   $    (15,768)(2) $      239,133
                                               -------------   -------------   -------------   -------------      -------------
                                               -------------   -------------   -------------   -------------      -------------

Year Ended September 30, 1992
   Land                                      $       22,848  $               $         (447)   $        (49)    $       22,352(1)
   Buildings and improvements                       161,896           3,801          (9,606)            (13)           156,078
   Furniture and equipment                           37,541           1,531          (6,879)             (1)            32,192
   Leased property under capital leases               5,135                                                              5,135
   Property held for sale                            11,288              20          (6,785)(3)                          4,523
                                               -------------   -------------   -------------   -------------      -------------
                                                    238,708           5,352         (23,717)            (63)           220,280
   Construction in progress                             425             (97)                                               328
                                               -------------   -------------   -------------   -------------      -------------
                                             $      239,133  $        5,255  $      (23,717)   $        (63)    $      220,608
                                               -------------   -------------   -------------   -------------      -------------
                                               -------------   -------------   -------------   -------------      -------------

Year Ended September 30, 1993
   Land                                      $       22,352  $          382  $         (130)   $                $       22,604(1)
   Buildings and improvements                       156,078           2,201          (3,119)                           155,160
   Furniture and equipment                           32,192           3,835          (5,519)                            30,508
   Leased property under capital leases               5,135                          (1,420)                             3,715
   Property held for sale                             4,523                            (415)(3)                          4,108
                                               -------------   -------------   -------------   -------------      -------------
                                                    220,280           6,418         (10,603)              0            216,095
   Construction in progress                             328             248                                                576
                                               -------------   -------------   -------------   -------------      -------------
                                             $      220,608  $        6,666  $      (10,603)   $          0     $      216,671
                                               -------------   -------------   -------------   -------------      -------------
                                               -------------   -------------   -------------   -------------      -------------

(1)Land classified on balance sheet as:

                                                   1993            1992            1991
                                               -------------   -------------   -------------
   Land not in use--under investments         $       8,907   $       8,525   $       7,837
   Land in use--under property & equipment           13,697          13,827          15,011
                                               -------------   -------------   -------------
                                              $      22,604   $      22,352   $      22,848
                                               -------------   -------------   -------------
                                               -------------   -------------   -------------

(2)Reclassification:  Land, buildings and improvements, and furnishings and equipment of two hotels to Long-Term Debt (See Note 11 to Consolidated Financial Statements) and land, buildings and and improvements, and furnishings and equipment of one hotel and car washes to Property Held For Sale.

(3)Property Held for Sale--Retirements/Sales

                                                   1993            1992            1991
                                               -------------   -------------   -------------
   Net book value of property dispositions     $       (151)   $       (878)   $
   Recovery of prior years' costs                                    (2,817)
   Depreciation                                        (264)           (421)
   Write down to estimated realizable value                          (1,169)
   Reclassified to current assets                                    (1,500)
                                               -------------   -------------   -------------
                                               $       (415)   $     (6,785)   $          0
                                               -------------   -------------   -------------
                                               -------------   -------------   -------------

                SCHEDULE VI--ACCUMULATED DEPRECIATION OF PROPERTY AND EQUIPMENT

                              UNITED INNS, INC. AND SUBSIDIARIES
                         FOR THE THREE YEARS ENDED SEPTEMBER 30, 1993
                                   (IN THOUSANDS OF DOLLARS)

                                               BALANCE AT      ADDITIONS      RETIREMENTS                      BALANCE AT
                                               BEGINNING          AT              OR          RECLASSIFY          END
               CLASSIFICATION                  OF PERIOD         COST            SALES                         OF PERIOD
- --------------------------------------------------------------------------------------------------------------------------
Year Ended September 30, 1991:
   Buildings and improvements                $     65,930    $      6,207    $       (582)   $     (6,363)   $     65,192
   Furniture and equipment                         31,008           4,720          (6,590)         (3,595)         25,543
   Leased property under capital leases             5,770             232          (1,125)                          4,877
                                             -------------   -------------   -------------   -------------   -------------
                                             $    102,708    $     11,159    $     (8,297)   $     (9,958)   $     95,612
                                             -------------   -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------   -------------

Year Ended September 30, 1992:
   Buildings and improvements                $     65,192    $      5,969    $     (7,026)   $       (114)   $     64,021
   Furniture and equipment                         25,543           3,765          (6,422)           (307)         22,579
   Leased property under capital leases             4,877             205                                           5,082
                                             -------------   -------------   -------------   -------------   -------------
                                             $     95,612    $      9,939    $    (13,448)   $       (421)   $     91,682
                                             -------------   -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------   -------------

Year Ended September 30, 1993
   Buildings and improvements                $     64,021    $      5,591    $     (2,356)   $               $     67,256
   Furniture and equipment                         22,579           2,979          (5,295)                         20,263
   Leased property under capital leases             5,082             196          (1,340)                          3,938
                                             -------------   -------------   -------------   -------------   -------------
                                             $     91,682    $      8,766    $     (8,991)   $          0    $     91,457
                                             -------------   -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------   -------------

                                                                                   1991            1992            1993
                                                                             -------------   -------------   -------------
   Reclassifications:
   Accumulated depreciation on car wash assets (to) from Property            $       (705)   $       (421)   $
     Held for Sale
   Accumulated depreciation on two hotel properties to Long-Term                   (7,366)
     Debt (See Note 11 to Consolidated Financial Statements)
   Accumulated depreciation on one hotel to Property Held For Sale                 (1,887)
                                                                             -------------   -------------   -------------
                                                                             $     (9,958)   $       (421)   $           0
                                                                             -------------   -------------   -------------
                                                                             -------------   -------------   -------------

                               SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

                                      UNITED INNS, INC. AND SUBSIDIARIES
                                 FOR THE THREE YEARS ENDED SEPTEMBER 30, 1993
                                           (IN THOUSANDS OF DOLLARS)

- ----------------------------------------------------------------------------------------------------------
                  COLUMN A                     COLUMN B        COLUMN C        COLUMN D        COLUMN E
- ----------------------------------------------------------------------------------------------------------
                                                               ADDITIONS      DEDUCTIONS
                                               BALANCE AT                    FROM RESERVES     BALANCE AT
                                               BEGINNING      (CHARGED TO      (ACCOUNTS          END
                 DESCRIPTION                   OF PERIOD        P & L)       CHARGED OFF)      OF PERIOD
- ----------------------------------------------------------------------------------------------------------

Year Ended September 30, 1991:
   Bad debts                                 $        129    $        419    $        428    $        120
                                             -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------

Year Ended September 30, 1992
   Bad debts                                 $        120    $        394    $        432    $         82
                                             -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------

Year Ended September 30, 1993
   Bad debts                                 $         82    $        466    $        469    $         79
                                             -------------   -------------   -------------   -------------
                                             -------------   -------------   -------------   -------------


                         SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                   UNITED INNS, INC. AND SUBSIDIARIES
                                        (IN THOUSANDS OF DOLLARS)

      The following amounts were charged to costs and expenses:

                                                        YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------
                                                  1993           1992           1991
                                              -------------  -------------  -------------
Consolidated:
    Maintenance and repairs:
      Other profit and loss accounts          $      3,174   $      3,249   $      3,868
                                              -------------  -------------  -------------
                                              -------------  -------------  -------------

    Depreciation:
      Costs and expenses--not allocated       $      9,031   $      9,939   $     11,159
                                              -------------  -------------  -------------
                                              -------------  -------------  -------------

    Property Taxes:
      Other profit and loss accounts          $      3,804   $      4,195   $      4,828
                                              -------------  -------------  -------------
                                              -------------  -------------  -------------

    Media Advertising:
      Other profit and loss accounts          $         41   $         24   $        134
                                              -------------  -------------  -------------
                                              -------------  -------------  -------------
